     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 27, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              SKYAUCTION.COM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                      7389                                     22-3713780
     (STATE OR OTHER JURISDICTION OF               (PRIMARY STANDARD INDUSTRIAL                      (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)               CLASSIFICATION CODE NUMBER)                     IDENTIFICATION NO.)

                            ------------------------

                               501 MADISON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 486-1250
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               MICHAEL N. HERING
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              SKYAUCTION.COM, INC.
                               501 MADISON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 486-1250
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies to:

                    JEFFREY A. HORWITZ, ESQ.                                           ALLEN L. WEINGARTEN, ESQ.
                       PROSKAUER ROSE LLP                                              MORRISON & FOERSTER LLP
                          1585 BROADWAY                                               1290 AVENUE OF THE AMERICAS
                    NEW YORK, NEW YORK 10036                                           NEW YORK, NEW YORK 10104
                         (212) 969-3000                                                     (212) 468-8000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. / /

------------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

------------------------

    If this form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

------------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                                            PROPOSED
                                 TITLE OF EACH CLASS                                    MAXIMUM AGGREGATE        AMOUNT OF
                           OF SECURITIES TO BE REGISTERED                               OFFERING PRICE(1)   REGISTRATION FEE(2)
Common Stock, par value $.01.........................................................      $70,000,000            $18,480

(1) Includes shares of Common Stock which the underwriters have the option to purchase to cover over-allotments, if any.

(2) Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED         , 2000

PROSPECTUS

                                               SHARES

                                     [LOGO]

                                  COMMON STOCK

                            ------------------------

This is an initial public offering of         shares of common stock of
SkyAuction.com, Inc. We are selling all the shares of common stock offered under this prospectus.

There is currently no public market for our shares. We currently anticipate that
the initial public offering price of our common stock will be between $      and
$      per share. We have applied to list our common stock on The Nasdaq
National Market under the symbol "AUXN."

SEE "RISK FACTORS" BEGINNING ON PAGE 6 TO READ ABOUT RISKS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                                                          PER SHARE       TOTAL
                                                                                          ---------    -----------
Public offering price..................................................................    $           $
Underwriting discounts and commissions.................................................    $           $
Proceeds, before expenses, to us.......................................................    $           $

                            ------------------------

We have granted the underwriters a 30-day option to purchase up to an additional shares of common stock from us at the initial public offering price less the underwriting discount. The underwriters expect to deliver the shares on
              , 2000.

                            ------------------------


BEAR, STEARNS & CO. INC.
                          DONALDSON, LUFKIN & JENRETTE
                                                                  DLJDIRECT INC.

               THE DATE OF THIS PROSPECTUS IS             , 2000

            [INSIDE FRONT COVER--PHOTOS/GRAPHICS/DISCLOSURE TO COME]

                               PROSPECTUS SUMMARY

     We have highlighted in this summary information found in greater detail elsewhere in this prospectus. You should carefully read the entire prospectus, including the risks of investing in our common stock discussed under "Risk Factors" and the financial statements and the notes to those statements, before you decide to buy our stock.

                              SKYAUCTION.COM, INC.

OUR COMPANY


     We are a leading online marketer and distributor of travel products and services using a no-reserve auction format. Our no-reserve auction format allows our customers to bid competitively while viewing all current bids in real time, without obligating them to meet a minimum bid requirement, or reserve, for any of our auctions. Through our Web site, www.skyauction.com, we offer excess travel inventory from leading airlines, hotels, resorts and tour operators. Our customers bid on a wide variety of quality products and services, such as airline tickets on scheduled flights, hotel and resort accommodations, tour services and comprehensive travel packages. A registered user can participate in an ongoing auction by placing a starting bid of at least $1. Registered users bid, and auction winners ultimately pay, only the amount which they perceive to be a good value for the product or service purchased. We are exclusively focused on travel and leisure, and our strategic objective is to become the leading Internet travel auction site offering a global marketplace for excess travel inventory.


     We believe that traditional distribution channels for travel products and services have constraints and inefficiencies that limit their ability to become an effective channel through which suppliers of travel products and services can sell their excess inventory. Our auction format provides suppliers of travel products and services an alternative distribution channel to sell excess capacity or inventory that may otherwise have gone unsold. As a result, we are able to generate incremental revenue and demand for our suppliers without undermining the integrity of their traditional pricing structures, established sales channels and brand names. Our suppliers include over 30 domestic and international airlines, such as Continental Airlines, Japan Airlines, KLM, Lufthansa, Northwest Airlines, TWA and Virgin Atlantic. We also have relationships with over 20 hotel and resort companies worldwide, individual hotels or hotel groups and a timeshare company, including Allegro Resorts, Best Western, Choice Hotels, Superclubs, and Resort Condominiums International, or RCI, which together manage over 10,000 properties, representing over 700,000 rooms.


     We believe that we are the only significant e-commerce company that conducts no-reserve auctions of travel products and services. We also believe that we differentiate ourselves from other providers of travel products and services by offering the following:

          o a no-reserve auction format in which bids on all of our products and services start as low as $1;

          o travel packaging abilities, which allow us to create added value for our customers, a wider variety of product offerings and more profitable products for our business;

          o flexibility of travel dates and/or brand choice of provider;

          o eligibility to participate in most frequent travel membership and other customer loyalty programs;

          o management expertise in the travel industry, including the 20 years of experience and long-standing relationships within the industry which each of our two principal executives brings to our business; and

          o a customer service-oriented, easy-to-use Web site which allows our customers to view all current bids in real time.

     During an ongoing auction, our Web site provides information such as the dollar amounts of the highest current bids, the amount of time to elapse before the close of an auction and an e-mail notification if a bidder's maximum bid has been exceeded to permit the bidder to increase his maximum bid. Our customers can also view completed auctions and research the prices at which similar auctions have been won in the
                                       1
past. We also believe that our no-reserve auction process helps attract users to our site by creating a level of excitement and interest that encourages dynamic bidding through competition with other users.


     We offer not only air travel and accommodations, but we also use our industry expertise to combine these components to create unique travel packages to better meet customer needs and generate incremental demand for our suppliers' excess inventory. We have offered sun packages, ski packages, European packages and specialty tours to many different locations throughout the United States and North America, the Caribbean, Europe and Africa.


     Since the launch of our operations in February 1999, our Web site has experienced significant growth in traffic and the quantity of travel products and services sold. Since our inception and through March 31, 2000, over 120,000 users had registered on our Web site, and we had hosted over 28,000 auctions.

OUR OPPORTUNITY


     The travel industry suffers from numerous inefficiencies related to the expiring nature of travel products and services. An airline seat or hotel room that remains unsold past the date of its availability will not generate any revenue for the supplier. In 1999, approximately $34.4 billion of airline seats were unsold, according to data from the Air Transport Association, and approximately $42.1 billion in hotel accommodations were unsold, according to Smith Travel Research, an independent market research firm. We believe that these inefficiencies can be effectively addressed through the Internet. The dramatic increase in households that use the Internet to purchase goods and services has led to a significant growth in online travel sales. Online travel sales are expected to increase from approximately $7.8 billion in 1999 to approximately $30 billion in 2003, according to Forrester Research Inc., an independent market research company. As the online travel market develops, we believe that significant opportunities exist for an Internet-based company that can establish and operate an online travel marketplace to efficiently sell excess travel inventory without undermining suppliers' current pricing policies or distribution channels or the integrity of their brand names.

OUR GROWTH STRATEGY


     Our objective is to continue to provide suppliers and registered users with a global online marketplace for travel products and services and to establish our company as the leading Internet travel auction site. To achieve this objective, we plan to:

          o enhance and expand relationships with travel suppliers to increase the quantity and quality of our offerings;

          o increase our travel package offerings by building on our experience and allocating additional resources to enhance our packaging capabilities;


          o expand internationally to capitalize on the global nature of the demand for travel products and services by creating geographically specific auction sites using local languages and currencies;


          o develop additional revenue streams through ancillary travel product offerings such as travel insurance, books and maps, currency exchange services, limousine services, public transportation tickets, entertainment event tickets and restaurant reservations, as well as the sale of advertising;


          o further develop our technology to improve the functionality of our Web site, increase sales and streamline our operations;


          o strengthen the SkyAuction.com brand to attract new registered users and to generate repeat purchases from our customers through mass market and targeted advertising, promotions and press coverage; and


          o develop distribution and marketing relationships with hotel, travel and entertainment Web sites to increase sales and consumer awareness of our Web site.

CORPORATE INFORMATION

     Our principal executive offices are located at 501 Madison Avenue, New York, New York 10022, and our telephone number is (212) 486-1250. Our Web site is www.skyauction.com. Information contained on our Web site does not constitute a part of this prospectus.

     We were incorporated in New York on February 12, 1999. We were reincorporated in Delaware under our current name, SkyAuction.com, Inc., on December 27, 1999.


     SKYAUCTION.COM(TM) is a trademark of SkyAuction.com, Inc.

                                  THE OFFERING

Common stock offered......................  shares

Common stock to be outstanding after the
  offering................................  shares

Use of proceeds...........................  We expect to use the net proceeds of this offering for general corporate purposes, including working capital to support the continued expansion of our operations, expenses associated with enhancing our technology infrastructure and Web site, advertising campaigns and marketing efforts and capital expenditures. We may also use a portion of the net proceeds for strategic acquisitions, although we currently have no commitments to make any acquisitions.

Proposed Nasdaq National Market symbol....  AUXN

------------------

     The number of shares of common stock to be outstanding after this offering excludes:


          o shares of common stock issuable upon the exercise of outstanding stock options as of July 1, 2000 with an exercise price
            of $           per share;

          o                shares of common stock issuable upon the exercise of
            outstanding warrants at an exercise price of $           per share;
            and

          o shares of common stock reserved for issuance under our 2000 Omnibus stock option plan.

                               ------------------

     Except as otherwise indicated, information in this prospectus:

          o reflects a      -for-one stock split of all outstanding shares of
            our common stock to be effected prior to completion of this offering;

          o gives effect to the conversion of all outstanding shares of Series A
            convertible preferred stock into an aggregate of       shares of our
            common stock, which will occur automatically upon completion of this offering;

          o assumes that our common stock will be sold at $      per share,
            which is the mid-point of the range shown on the cover of this prospectus; and

          o assumes that the underwriters do not exercise their over-allotment option to purchase additional shares in this offering.

                         SUMMARY FINANCIAL INFORMATION


     The following table summarizes our financial data for the period from February 12, 1999, the date of our inception, to December 31, 1999; the period from February 12, 1999 to March 31, 1999; and the three months ended March 31, 2000, which have been derived from our financial statements and their notes. For a more detailed explanation of the financial data, see "Selected Financial Data" and our financial statements and related notes located elsewhere in this prospectus.


                                                                    FEBRUARY 12, 1999   FEBRUARY 12, 1999   THREE MONTHS
                                                                    (INCEPTION) TO      (INCEPTION) TO         ENDED
                                                                    DECEMBER 31, 1999   MARCH 31, 1999      MARCH 31, 2000
                                                                    -----------------   -----------------   --------------
                                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenues...........................................................      $ 6,720              $ 186            $  5,300
                                                                         -------              -----            --------
Operating expenses:
  Cost of travel...................................................        5,711                152               4,577
  Credit card, fulfillment and shipping costs......................          515                 19                 361
  Selling, general and administrative expenses (excluding
    non-cash stock-based compensation).............................        2,114                196               1,577
  Non-cash stock-based compensation................................          712                153                  --
  Depreciation and amortization....................................           40                  2                 114
                                                                         -------              -----            --------
         Total operating expenses..................................        9,092                522               6,629
                                                                         -------              -----            --------
Loss from operations...............................................       (2,372)              (336)             (1,329)
Interest income....................................................            5                 --                  11
                                                                         -------              -----            --------
Net loss...........................................................      $(2,367)             $(336)           $ (1,318)
                                                                         =======              =====            ========
Preferred stock dividends..........................................           --                 --                  14
                                                                         -------              -----            --------
Net loss available to common stockholders(1).......................      $(2,367)             $(336)           $ (1,332)
                                                                         =======              =====            ========
Basic net loss per share(1)........................................
Weighted average number of shares of common stock outstanding(1)...
Pro forma basic net loss per share(2)..............................
Pro forma weighted average number of shares of common stock
  outstanding(2)...................................................


                                                                                    AS OF MARCH 31, 2000
                                                                       -----------------------------------------------
                                                                                                         PRO FORMA
                                                                       ACTUAL        PRO FORMA(3)       AS ADJUSTED(4)
                                                                       -------       ------------       --------------
                                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...........................................   $10,841         $ 16,639
Working capital.....................................................     8,597           15,034
Total assets........................................................    13,577           19,375
Total stockholders' equity..........................................     9,044           15,481

------------------

(1) We calculate basic net loss per share by dividing the net loss available to common stockholders by the weighted average number of shares of common stock outstanding. We do not include outstanding common stock options, warrants or Series A convertible preferred stock in the basic net loss per common share calculation, as their effect is anti-dilutive.


(2) Pro forma basic net loss per share has been calculated assuming the conversion of all previously outstanding Series A convertible preferred stock into common stock, as if the shares had converted immediately upon their issuance. See note 2 to the financial statements for an explanation of the determination of the number of shares used in computing pro forma basic net loss per share.


(3) Pro forma to give effect to the conversion of our outstanding Series A convertible preferred stock into shares of common stock upon completion of this offering and to give effect to the net proceeds of $5.0 million from the issuance of Series A convertible preferred stock in April 2000 and subscriptions received for approximately $787,000 of Series A convertible preferred stock issued in March 2000, which were not received until April 2000.


(4) As adjusted on a pro forma basis to give effect to this offering, assuming
    an initial public offering price of $     per share after deducting
    estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds from this offering.
                                       5

                                  RISK FACTORS


     An investment in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide whether to buy our common stock. If any of the following risks actually occur, our business, results of operation and financial condition may suffer. In any such case, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

     The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, including those not presently known to us or that we currently view as immaterial, may also result in decreased revenues, increased expenses or other events which could result in a decline in the market price of our common stock.

RISKS RELATED TO OUR BUSINESS

OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT.

     Our company began operations in February 1999. As a result, we have only a limited operating history on which you can evaluate our business, strategies and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in the new and rapidly evolving online commerce market.

IT IS DIFFICULT TO EVALUATE OUR BUSINESS BECAUSE OUR BUSINESS MODEL IS NOVEL AND UNPROVEN.


     Our service is based on a novel and unproven business model. Prior to the launch of our service, consumers had limited experience buying travel products and services through a no-reserve auction process over the Internet. We will be successful only if customers become familiar with, accept and actively use our service. It is impossible to predict the degree to which consumers will use our service.

WE ARE NOT PROFITABLE AND EXPECT TO CONTINUE TO INCUR LOSSES.


     We have incurred net losses of $2.4 million during the period from February 12, 1999, the date of our inception, through December 31, 1999, and net losses of $1.3 million during the three months ended March 31, 2000. We expect to continue to incur losses for the foreseeable future. The principal causes of our losses have been and are likely to continue to be significant expenditures on salaries and benefits, brand development and marketing and promotion.

     Almost all of our revenues to date have been derived from sales of airline tickets, hotel and resort accommodations and travel packages. In order to continue the expansion of our business, we expect to significantly increase our operating expenses and capital expenditures in order to support our growing infrastructure, expand our customer base and enhance our brand image.


WE DEPEND ENTIRELY ON THIRD-PARTY SUPPLIERS FOR OUR INVENTORY. IF WE DO NOT MAINTAIN OUR RELATIONSHIPS WITH SUPPLIERS AND EXPAND OUR SUPPLIER BASE, WE MAY BE UNABLE TO INCREASE THE ATTRACTIVENESS OF OUR PRODUCTS AND SERVICES, WHICH MAY REDUCE OUR POTENTIAL REVENUES.


     Some of our suppliers, such as airlines and hotel and resort companies, offer their products or services directly to customers through the Internet. It is also possible that suppliers may choose not to distribute their products and services through our Web site, or through the Internet at all. Suppliers could elect to pursue relationships with our competitors, to develop or acquire services that compete with our services or to sell exclusively through other sales and distribution channels. If airlines and other travel suppliers choose to distribute all or substantial quantities of their products and services through alternative channels, we may be unable to maintain or expand our supplier relationships or selection of products and services.


     In addition, if we do not maintain or expand our supplier relationships, the products and services that we offer could significantly decrease. As a result, we may be unable to maintain or increase the attractiveness of our products and services, which would limit our ability to attract new customers and maintain or increase our potential market share and revenue. Most of our travel service supplier arrangements are short-term in nature and can be terminated by either party at any time or upon short notice. If one or more of our suppliers were to cancel any of these arrangements or were to refuse to renew or were to renegotiate arrangements on terms substantially less favorable to us, we could lose important sources of our products and services. Furthermore, none of our suppliers is under any obligation to offer its products and services through our Web site.

CONSOLIDATION IN THE AIRLINE INDUSTRY MAY HARM OUR ABILITY TO SELL OUR PRODUCTS AND SERVICES.


     Mergers, acquisitions and personnel changes at major airlines may adversely affect our business. In the three months ended March 31, 2000, airline tickets, excluding airline tickets that were sold as part of our travel packages, accounted for approximately 70% of our revenues. Currently, the airline industry is undergoing consolidation, which has resulted in a decline in the number of airlines. Our revenues or profits could decrease if the combined airlines determine that it is more efficient to sell their inventory through their own Web sites or to our competitors. In addition, our revenues or profits could decrease if the combined airlines are able to negotiate higher prices for their inventory or choose to discontinue selling inventory to us.


BECAUSE WE USE A NO-RESERVE AUCTION PROCESS, WE MAY SELL SOME OF OUR TRAVEL PRODUCTS AND SERVICES BELOW OUR COST, WHICH MAY CAUSE OUR BUSINESS TO SUFFER.


     All of our auctions start with a $1 bid. If the bidding level does not meet or exceed our cost, we will incur a loss on the auction. Several factors can cause this situation to occur, such as a lack of interest on the part of bidders, a perception that the travel product or service offered is too expensive relative to other options available, or technical problems with the Internet or our Web site.


DUE TO THE EXPIRING NATURE OF OUR INVENTORY, OUR BUSINESS MAY SUFFER IF WE ARE UNABLE TO SELL OUR INVENTORY IN A TIMELY MANNER.


     The travel industry suffers from numerous inefficiencies relating to the expiring nature of travel products and services. An airline seat or hotel room that remains unsold past the date of its availability will not generate any revenue for the supplier. We purchase some of our inventory from our suppliers prior to its sale on our auction site. If we overestimate the demand for a certain product and are unable to sell it before the inventory expires, we will suffer a loss which may harm our operating results and revenues.




OUR REVENUES MAY FAIL TO GROW OR MAY DECLINE IF WE DO NOT OFFER ATTRACTIVE NEW PRODUCTS AND SERVICES.


     We plan to introduce new products and expanded services. Our inability to generate revenues from these products or expanded services sufficient to offset their development or offering costs could hurt our business. We expect that new products and services will become a significant part of our revenue growth. We may not be able to offer such services in a cost-effective or timely manner, and our efforts to introduce these services may not be successful. Further, any new service that is not favorably received by customers could damage our reputation or brand name. Expansion of our services could also require significant additional expenses and may strain our management, financial and operational resources. If we cannot offer new products and services in the future, we may not be able to grow our revenues.

IF OUR SYSTEMS ARE UNABLE TO PROVIDE ACCEPTABLE PERFORMANCE AS THE USE OF OUR SERVICES INCREASES, WE MAY NOT BE ABLE TO ATTRACT NEW CUSTOMERS AND SUPPLIERS AND MAY LOSE EXISTING CUSTOMERS AND SUPPLIERS TO OUR COMPETITORS.

     If we are unable to provide our customers reliable, easy access to our products and services, we may not be able to attract new customers and suppliers and may lose our existing customers and suppliers to our competitors. As our operations grow in both size and scope, we will need to improve and upgrade our systems and infrastructure.


     We have at times experienced unreliable service levels or insufficient capacity. We have also experienced computer system interruptions, and these interruptions may reoccur. Our servers are vulnerable to computer bugs, viruses, physical or electronic break-ins and similar disruptions. Our systems and operations are also vulnerable to damage or interruption from a number of sources, including fire, flood, power loss, telecommunications failure, physical and electronic break-ins and other similar events. Any substantial disruption of this nature could significantly impair our ability to generate sales from our Web site. We do not presently have a comprehensive disaster recovery plan in effect and do not carry sufficient business interruption insurance to compensate for all losses that could occur.

IF OUR NEW SOFTWARE THAT WE INTEND TO INTRODUCE BY THE FOURTH QUARTER OF 2000 DOES NOT FUNCTION PROPERLY, OUR CUSTOMERS AND SUPPLIERS MAY NOT USE OUR WEB SITE, AND WE MAY HAVE TO INCREASE SPENDING ON SOFTWARE DEVELOPMENT.

     We intend to introduce new software for our Web site by the fourth quarter of 2000. It is difficult to predict how our new software will function after implementation. As a result, it is possible that our customers may not be able to access our Web site for periods of time or may not be able to execute transactions, and we may have to revert to our previous architecture on a temporary basis. If there are any difficulties in the introduction of our new design, our customers and suppliers may not use our service. Furthermore, we may have to increase spending on development to maintain our previous architecture and to resolve problems with our new architecture.

IF OUR BRAND DOES NOT ACHIEVE BROAD RECOGNITION, OUR REVENUES MAY NOT GROW.


     We believe that broader recognition and a favorable consumer perception of the SkyAuction.com brand are essential to our future success, particularly because there are a number of Web sites that offer competing services. Accordingly, we intend to pursue an aggressive brand-enhancement strategy, which will include mass market and multimedia advertising, promotional programs and public relations activities. There can be no assurance that we will be able to maintain or increase our brand recognition.


     Advertising and marketing expense was approximately $530,000 during the three months ended March 31, 2000. To increase awareness of the SkyAuction.com brand and expand it to a wider range of products and services, we will need to spend significantly greater amounts on advertising and promotions. These expenditures may not result in a sufficient increase in revenues to cover such advertising and promotions expenses. In addition, even if our brand recognition increases, we may not be able to increase our revenues.

OUR OPERATING RESULTS IN FUTURE PERIODS MAY FLUCTUATE AND BE UNPREDICTABLE.

     Our quarterly operating results may fluctuate because our business is seasonal and is subject to supply constraints and other factors. We expect our business to be subject to the seasonal characteristics of the travel industry, in which the demand for leisure travel increases for summer vacations and holidays. We may also be impacted by seasonal fluctuations in inventory available from suppliers. As demand increases over holiday periods, especially in the fourth quarter, for full-fare airline tickets, less excess inventory may be available to us or certain fares or routes may be blacked out or otherwise unavailable. In addition, during holiday periods we may experience a lower level of bidding on our auctions because many customers are away from home.

     Our operating results are difficult to predict due to a variety of other factors, many of which are outside of our control. These factors include:

          o the number of trips we are able to sell;

          o our ability to retain or expand our supplier arrangements, obtain satisfactory discounts or obtain sufficient inventory;

          o our ability to develop strong brand recognition and customer loyalty;

          o our ability to increase the level of traffic on our Web site;

          o the announcement or introduction of lower prices or new travel products and services by our competitors;

          o our ability to expand into new markets; and

          o the occurrence of events influencing travel such as bad weather, natural disasters, fuel price increases, travel-related accidents or terrorism.

     It is possible that in one or more future quarters our operating results will fall below the expectations of securities analysts and investors. If this happens, the price of our common stock is likely to be adversely affected.

OUR PLANS FOR EXPANSION CANNOT BE IMPLEMENTED IF WE LOSE OUR KEY PERSONNEL OR CANNOT RECRUIT ADDITIONAL PERSONNEL.


     We depend substantially on the continued services and performance of our senior management, particularly our founders, Mr. Michael Hering, our President and Chief Executive Officer, Mr. Salvatore Esposito, our Executive Vice President and Chief Operating Officer, and Mr. Don Freno, our Executive Vice President, Operations. While we have employment agreements with each of them, these agreements do not prevent these executives from terminating their employment with us at any time. As a result, these executives may elect to pursue other opportunities at any time. If one or more of these individuals choose to leave our company, we may lose a significant number of supplier relationships and operating expertise which they have developed over many years and which would be difficult to replace. The loss of the services of any executive officer or other key employee could hurt our business.


     In addition, as our business expands, we will need to add new information technology and engineering personnel to maintain and expand our Web site and systems and customer support personnel to serve our growing customer base. If we are unable to hire and successfully train employees or contractors in these areas, users of our Web site may have negative experiences and we may lose customers, which would diminish the value of our brand and harm our business. The market for recruiting qualified information technology and other personnel is extremely competitive, and we may experience difficulties in attracting and retaining employees. Should we fail to retain or attract qualified personnel, we may not be able to compete successfully or implement our plans for expansion.

THE MARKET FOR ONLINE TRAVEL PRODUCTS AND SERVICES IS HIGHLY COMPETITIVE, AND IF WE DO NOT COMPETE EFFECTIVELY, WE MAY LOSE CUSTOMERS.


     The market for online travel products and services is new, highly competitive and rapidly evolving, and we expect competition to intensify in the future. Some of our competitors and potential competitors have significantly greater financial resources and name recognition than we do. In addition, many of these companies have more technical, marketing and sales personnel and more established customer support and services than we do. They may also have the ability to enter into strategic or commercial relationships with larger, more established and well-financed companies. Potential competitors, such as online providers of indirect goods and services, may incorporate online travel-related services into their existing product offerings. Our failure to compete effectively could harm our business and operating results. Increased competition is likely to result in reduced gross profits, loss of market share and dilution of our brand name, which could harm our revenues and operating results.


IF OUR THIRD-PARTY TICKETING AGENTS LOSE THEIR LICENSES, WE MAY EXPERIENCE TEMPORARY DIFFICULTY IN FURNISHING TICKETS TO OUR CUSTOMERS.


     We rely on third-party ticketing agents, primarily Magical Holidays, a travel business owned since 1981 by Mr. Hering, our President and Chief Executive Officer and a former executive officer of Magical Holidays, to issue our customers' airline tickets for flight reservations made through our Web site. Travel agent licensing requirements in the United States require that each of our ticketing agents meet certain criteria to operate as a travel agent and to issue airline tickets. If our third-party ticketing agents were to lose their licenses or accreditations, we would not be able to issue tickets to our customers until we retain substitute agents to provide ticketing services. Furthermore, the terms and conditions of any substitute arrangements may not be on the same terms or on terms as favorable as our arrangements with our current ticketing agents.

WE RELY ON THIRD-PARTY SYSTEMS TO CONDUCT OUR BUSINESS, AND OUR REVENUES AND MARKET SHARE MAY DECREASE IF THESE SYSTEMS ARE UNAVAILABLE IN THE FUTURE OR IF THEY NO LONGER OFFER QUALITY PERFORMANCE.


     We rely on third-party computer systems and third-party service providers, including the central reservation systems of airlines and hotels, to make airline ticket and hotel room reservations and credit card verifications and confirmations, to host our Web site and to advertise and deliver the products sold on our Web site to customers. We also rely on third-party licenses for components of the software underlying our technology platform. Any interruption in our ability to obtain the products or services of these or other third parties or deterioration in their performance could impair the timing and quality of our own service. If our service providers fail to deliver high-quality products and services in a timely manner to our customers, our services will not meet the expectations of our customers and our reputation and brand will be damaged. Furthermore, if our arrangements with any of these third parties are terminated, we may not find an alternate source of systems support on a timely basis or on terms as advantageous to us.

ONLINE SECURITY BREACHES COULD HARM OUR BUSINESS.

     The secure transmission of confidential information over the Internet is essential in maintaining consumer and supplier confidence in our service. Substantial or ongoing security breaches on our system or other Internet-based systems could significantly harm our business. We rely on licensed encryption and authentication technology to effect secure transmission of confidential information, including credit card numbers. It is possible that advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology we use to protect customer transaction data.

     A party that is able to circumvent our security systems could steal proprietary information or cause interruptions in our operations. Security breaches also could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies carry low coverage limits, which may not be adequate to reimburse us for losses caused by security breaches. We cannot guarantee that our security measures will prevent security breaches.

     We also face risks associated with security breaches affecting third parties conducting business over the Internet. Consumers generally are concerned with security and privacy on the Internet and any publicized security problems could inhibit the growth of the Internet and, therefore, the sale of our products and services.

OUR BUSINESS MAY SUFFER IF WE ARE UNABLE TO MEET OUR FUTURE CAPITAL
REQUIREMENTS.


     Based on our current operating plan, we anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to satisfy our anticipated needs for working capital, capital expenditures and business expansion for at least the next 18 months. We may need to raise additional funds sooner than expected in order to fund more rapid expansion, to develop new or enhanced services, to further improve our technology infrastructure or to respond to competitive pressures. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our stockholders will be diluted. Furthermore, any new securities could have rights, preferences and privileges senior to those of our common stock.


     We currently do not have any commitments for additional financing. We cannot be certain that additional financing will be available when and to the extent required or that, if available, it will be on acceptable terms to us. If adequate funds are not available on acceptable terms, we may not be able to fund our expansion, offer additional products or services or respond to competitive pressures.

OUR BUSINESS COULD BE HURT IF WE MAKE ACQUISITIONS THAT ARE NOT SUCCESSFUL.


     In the future, we may broaden the scope and content of our business through the acquisition of existing businesses. We may not be successful in overcoming problems encountered in connection with any acquisitions, and our inability to do so could hurt our business.

     Although we are not currently contemplating any acquisitions, in the future we may consider the acquisition of companies providing similar services in international markets or in other sectors of the travel industry. Future acquisitions would expose us to increased risks. These include risks associated with:


          o the assimilation of new operations, Web sites and personnel;


          o the diversion of resources from our existing business, Web site and technologies;

          o the inability to generate revenues from new sites or content sufficient to offset associated acquisition costs;

          o the maintenance of uniform standards, controls, procedures and policies; and


          o the impairment of relationships with employees, customers and suppliers as a result of integration of new businesses.

OUR BUSINESS COULD BE HURT IF OUR INTERNATIONAL EXPANSION IS NOT SUCCESSFUL.


     One component of our growth strategy is to expand internationally. International expansion will present us with unique challenges, including adapting to foreign business customs and regulations. If we do not address these and other problems adequately, our international expansion may not produce desired results and could hurt our business. We may expend significant financial resources to create localized user interfaces and comply with local customs and regulations. If the revenues generated by these international operations are insufficient to offset the expense of establishing and maintaining them, our business could be hurt. To date, we have no experience in developing localized versions of our Web site and only limited experience in marketing and distributing our travel services internationally. We may not be able to expand our operations successfully in any international markets. Conducting business on an international level also involves inherent risks, such as unexpected changes in regulatory requirements, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political instability, currency rate fluctuations, seasonality in leisure travel in certain countries and potentially adverse tax consequences.

THE SUCCESS OF OUR BUSINESS WILL DEPEND ON THE CONTINUED GROWTH OF INTERNET COMMERCE.

     The market for the purchase of products and services over the Internet is new and emerging. As an Internet commerce business, our future revenues and profits are substantially dependent upon the widespread acceptance and use of the Internet and other online services as a medium for commerce. If acceptance and growth of Internet use does not occur, our business and financial performance will suffer. Rapid growth in the use of and interest in the Internet and other online services is a recent phenomenon. This growth may not continue. A sufficiently broad base of consumers may not adopt, or continue to use, the Internet as a medium of commerce. Demand for and market acceptance of recently introduced products and services over the Internet are subject to a high level of uncertainty, and there are few proven products and services.


     The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. Our success will depend upon the development and maintenance of the Internet's infrastructure to meet this increased traffic. This will require a reliable network backbone with the necessary speed, data capacity and security, and the timely development of complementary products, such as high-speed modems, for providing reliable Internet access and services.


     The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure and could face outages and delays in the future. Outages and delays are likely to affect the level of Internet usage and the processing of transactions on our Web site. It is unlikely that the level of bidding lost in those circumstances could be made up by alternative methods. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards to handle increased levels of activity or due to increased government regulation. The adoption of new standards or government regulation may require us to incur substantial compliance costs.

RISKS RELATED TO LEGAL UNCERTAINTY

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, OUR COMPETITORS MAY GAIN ACCESS TO OUR TECHNOLOGY AND OTHER PROPRIETARY INFORMATION.

     We regard some of our content and technology as proprietary and try to protect our intellectual property rights by relying on trademark and copyright protection and confidentiality laws and contracts. If we are unable to protect our intellectual property, it would be possible for someone else to copy or otherwise obtain and use our proprietary content and technology without our authorization or to develop a similar business model independently. Any misappropriation could have a negative effect on our business, our operating results and the value of our brand. There may not be effective trademark, copyright and confidentiality protection in every country in which our services are made available, and policing unauthorized use of proprietary information is difficult and expensive.

     The steps we have taken may be inadequate to prevent the misappropriation of our proprietary information. Furthermore, in the future, we may need to go to court to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation relating to our intellectual property might result in substantial costs and diversion of resources and management attention, even if we are successful.

     We currently hold the Internet domain name "skyauction.com". Domain names ending in ".com" are regulated by the Internet Corporation for Assigned Numbers and Names, or ICANN. Top-level domains in other countries may be regulated by other regulatory bodies. The regulation of domain names in the United States and in foreign countries may change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not acquire or maintain the "skyauction" second-level domain name in all of the countries in which we intend to conduct business.

     The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights.

OUR BUSINESS MAY BE HARMED IF WE ARE FOUND TO INFRINGE PROPRIETARY RIGHTS OF OTHERS.


     Third parties may claim infringement by us with respect to past, current or future proprietary rights. We expect that participants in our industry will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any claim, whether meritorious or not, could be time-consuming, result in costly litigation or arbitration and diversion of technical and management personnel or require us to develop non-infringing technology or to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all, and could significantly harm our business and operating results.

REGULATORY AND LEGAL UNCERTAINTIES COULD HARM OUR BUSINESS.

     The products and services we offer through our service are regulated by federal and state governments. Our ability to provide such products and services is and will continue to be affected by such regulations. The implementation of unfavorable regulations or unfavorable interpretations of existing regulations by courts or regulatory bodies could require us to incur significant compliance costs, cause the development of the affected markets to become impractical and otherwise adversely affect our financial performance.

     The laws and regulations applicable to the travel industry affect us and our travel suppliers. We must comply with laws and regulations relating to the sale of travel services, including those prohibiting unfair and deceptive practices and may be required to register as a seller of travel. In addition, many of our travel suppliers and computer reservation systems providers are heavily regulated by the United States and other governments. Our services are indirectly affected by regulatory and legal uncertainties affecting the businesses of our travel suppliers and computer reservation systems providers.

     Numerous states have regulations regarding the manner in which "auctions" may be conducted and the liability of "auctioneers" in conducting such auctions. We do not believe that these regulations, which were adopted prior to the widespread use of the Internet, govern the operations of our business nor are we aware of any claims that may have been filed by any state implying that our business is subject to this legislation. There can be no assurance, however, that a state will not attempt to impose these regulations upon us in the future. Any imposition may have a material adverse effect on our company's business, results of operations and financial condition. We must also comply with laws and regulations applicable to businesses generally and online commerce. Currently, few laws and regulations directly apply to the Internet and commercial online services. Moreover, there is currently great uncertainty about whether or how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet and commercial online services. It is possible that laws and regulations may be adopted to address these and other issues. Further, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws. New laws or different applications of existing laws would likely impose additional burdens on companies conducting business online and may decrease the growth of the Internet or commercial online services. In turn, this could decrease the demand for our products and services or increase our cost of operations.

WE MAY BE SUBJECT TO LITIGATION FOR CONTENT PROVIDED OR REPRESENTATIONS MADE ON OUR WEB SITE, WHICH MAY BE COSTLY AND TIME-CONSUMING TO DEFEND.

     Our Web site contains links to other Web sites, which may contain links to additional Web sites. As a result, we may be subject to claims alleging that, by directly or indirectly providing links to other Web sites, we are liable for intellectual property right infringement or the wrongful actions of third parties through their Web sites.


     In addition, successful actions for defamation have been brought against services providers in the past in the United States and other jurisdictions in which we operate or may operate in the future. It is also possible that if any information accessible on our Web site contains errors or false or misleading information, or if we are negligent in providing information, third parties could take action against us for losses incurred in reliance on this information.

     Our general liability insurance will not cover all potential claims of third parties to which we are exposed.

OUR BUSINESS IS SUBJECT TO TAX UNCERTAINTIES.

  Potential Federal Air Transportation Tax Liability

     A federal air transportation tax is imposed upon the amount paid for airline tickets and generally is collected by the airlines selling the tickets. Because of the unique pricing structures employed in our service, it is not clear how this federal tax should be calculated when sales occur using our service. A future ruling by the Internal Revenue Service may be unfavorable to us and may require us to collect the federal air transportation tax on the total amount paid by consumers for air travel, rather than the amount charged by the airlines for tickets. If the Internal Revenue Service issues an unfavorable ruling that is upheld by the courts, we could owe additional taxes, a possible liability for which we have estimated and accrued. We expect that this amount could increase significantly as our business grows, and we may be subject to penalties and interest on any amounts owed.

  State Taxes


     We do not collect sales or other similar taxes for transactions conducted through our Web site other than the federal air transportation tax referred to above. Many states impose sales tax collection obligations on hotel services and overnight stays that are components of travel packages that we offer, although such taxes typically are collected from the hotel owed at the time of the overnight stay. Numerous states have made proposals to impose additional income tax obligations or sales tax collection obligations on out-of-state companies such as ours which engage in or facilitate online commerce. These proposals, if adopted, could substantially impair the growth of online commerce and adversely affect our ability to become profitable.


     Through October 21, 2001 the Internet Tax Freedom Act exempts electronic commerce, including Internet access, from state and local taxes where these taxes are discriminatory. Failure to renew this legislation would allow the imposition of state and local taxes on Internet-based commerce. The imposition of these taxes could impair the growth of online commerce and adversely affect our ability to become profitable.

RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE AND SUBJECT TO WIDE FLUCTUATIONS, WHICH COULD LEAD TO LOSSES FOR OUR STOCKHOLDERS.

     The market price of our common stock is likely to be highly volatile and is likely to continue to be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

          o quarterly variations in our operating results;

          o operating results that vary from the expectations of securities analysis and investors;

          o changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

          o loss of a major supplier, such as an airline or hotel chain;

          o changes in market valuations of other online commerce or travel companies;

          o announcements of technological innovations or new services by us or our competitors;

          o announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

          o changes in the status of our intellectual property rights;

          o announcements of significant claims or proceedings against us;

          o additions or departures of key personnel; and

          o future sales of our common stock.


     In addition, the trading prices of online commerce company stocks in general have experienced extreme price and volume fluctuations recently. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. The valuations of many Internet stocks are extremely high based on conventional valuation standards, such as price to earnings and price to sales ratios. Any negative change in the public's perception of the prospects of Internet or online commerce companies could depress our stock price in the future, regardless of our results. Other broad market and industry factors may decrease the market price of our common stock, regardless of our operating performance. Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations, also may negatively affect the market price of our common stock.

     In the past, securities class action litigation often has been brought against a company following periods of volatility in the market price of their securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

THE SUBSTANTIAL NUMBER OF SHARES THAT WILL BE ELIGIBLE FOR SALE IN THE NEAR FUTURE COULD CAUSE OUR COMMON STOCK PRICE TO DECLINE.


     If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of this offering, we will have outstanding shares of common stock, assuming no
exercise of outstanding options and warrants. Of these shares, the        shares
sold in this offering will be freely tradable, and        additional shares of
common stock will be available for sale in the public market 180 days after the date of this prospectus following the expiration of lock-up agreements between our stockholders and the underwriters. These stockholders may be released from their lock-up agreements with the underwriters at any time and without notice, which would allow for the earlier sale of shares in the public market.

CONCENTRATED CONTROL COULD ADVERSELY AFFECT STOCKHOLDERS.


     Upon completion of this offering, Mr. Hering, our President and Chief Executive Officer, and Mr. Esposito, our Executive Vice President and Chief Operating Officer, together with their respective affiliates, will beneficially
own approximately      and      percent of our outstanding common stock,
respectively. As a result, if Mr. Hering acts together with Mr. Esposito or with any other significant stockholder, they will have the ability to control the outcome on all matters requiring stockholder approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and the ability to control our management and affairs. Such control could discourage others from initiating potential merger, takeover or other change of control transactions. As a result, the market price of our common stock could be adversely affected.

ANTI-TAKEOVER PROVISIONS AFFECTING US COULD PREVENT OR DELAY A CHANGE OF
CONTROL.


     Provisions of our amended and restated certificate of incorporation and by-laws and provisions of applicable Delaware law may discourage, delay or prevent a merger or other change of control that a stockholder may consider
favorable. Our board of directors has authorized           shares of preferred
stock of our company and has determined the price and terms, including preferences and voting rights, of those shares without stockholder approval. Although we have no current plans to authorize any additional shares or to issue any shares of our preferred stock, any such authorization and issuance could:

          o have the effect of delaying, deferring or preventing a change of control of our company;

          o discourage bids for our common stock at a premium over the market price; or

          o adversely affect the market price of, and the voting and other rights of the holders of, our common stock.


     We are subject to certain Delaware laws that could have the effect of delaying, deterring or preventing a change in control of our company. One of these laws prohibits us from engaging in a business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder, unless certain conditions are met. In addition, provisions of our amended and restated certificate of incorporation and by-laws, and the significant amount of common stock held by Messrs. Hering and Esposito and their affiliates, could together have the effect of discouraging potential takeover attempts or making it more difficult for stockholders to change management.

OUR MANAGEMENT HAS BROAD DISCRETION OVER USE OF THE PROCEEDS FROM THIS OFFERING, AND YOU MAY NOT AGREE WITH HOW WE USE SUCH PROCEEDS.


     The net proceeds of our sale of      shares of common stock in this
offering are estimated to be approximately $     million, at an assumed initial
public offering price of $       per share and after deducting underwriting
discounts and commissions and estimated offering expenses. Our management will retain broad discretion as to the use of the proceeds of this offering. The failure of management to use the proceeds of the offering effectively could adversely affect our business and results of operations.

IF YOU INVEST IN THIS OFFERING, YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

     We expect that the initial public offering price of our common stock will be substantially higher than the book value per share of the outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate and substantial dilution. In the past, we issued options to acquire our common stock at prices significantly below the initial public offering price. To the extent these outstanding options are ultimately exercised, there will be further dilution to investors in this offering. The section headed "Dilution" appearing elsewhere in this prospectus contains more information regarding the dilution you will experience if you invest in this offering.

                FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     Some of the information in this prospectus contains forward-looking statements. These statements include, among others, statements relating to expenditure levels, the adequacy of capital resources and plans for expansion of our marketing and sales efforts, risk factors, use of proceeds, liquidity, strategy, sales and technology and operations. These statements may be found under Prospectus Summary, Risk Factors, Management's Discussion and Analysis of Financial Condition and Results of Operations and Business. Forward-looking statements are typically identified by the use of terms such as "may," "will," "expect," "intend," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including changes in external competitive market factors, changes in our business strategy, our inability to execute our strategy, unanticipated changes in the travel industry, the economy in general and changes in the use of the Internet. We cannot guarantee future results, levels of activity, performance or achievements. You should also consider carefully the statements under "Risk Factors" and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements.

                                USE OF PROCEEDS


     The net proceeds to us from the sale of the      shares of common stock
offered by us are estimated to be approximately $     million, or $           if
the underwriters' over-allotment option is exercised in full, based on an
assumed initial public offering price of $       and after deducting estimated
offering expenses of $     million and the underwriting discounts and
commissions payable by us. We intend to use the net proceeds for general corporate purposes, including working capital to support the continued expansion of our operations, expenses associated with enhancing our technology infrastructure and Web site, advertising campaigns and marketing efforts and capital expenditures. We may also use a portion of the net proceeds for strategic acquisitions, although we currently have no commitments to make any acquisitions.


     Our management will have broad discretion in the application of the net proceeds. Pending such uses, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade commercial paper.

                                DIVIDEND POLICY

     We have not declared or paid any cash dividends on our capital stock since our inception and do not expect to pay any cash dividends on our capital stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business.

                                   CAPITALIZATION

     The following table shows our cash and cash equivalents and capitalization as of March 31, 2000:

          o on an actual basis;

          o on a pro forma basis to give effect to:


             o the conversion of all of our outstanding Series A convertible
               preferred stock into a total of       shares of common stock upon
               the completion of this offering;


             o the net proceeds from the issuance of        shares of Series A
               convertible preferred stock in April 2000 and subscriptions received for Series A convertible preferred stock in March 2000, for which the cash was not received until April 2000; and

          o on a pro forma as adjusted basis to reflect the issuance and sale of shares of common stock by us in this offering at an assumed initial
            public offering price of $      per share less estimated
            underwriting discounts and commissions and estimated offering expenses payable by us.


                                                                             AS OF MARCH 31, 2000
                                                                       ---------------------------------
                                                                                               PRO FORMA
                                                                                                  AS
                                                                       ACTUAL     PRO FORMA    ADJUSTED
                                                                       -------    ---------    ---------
                                                                       (IN THOUSANDS EXCEPT SHARE DATA)
Cash and cash equivalents...........................................   $10,841     $16,639
                                                                       =======     =======
Stockholders' equity:
Series A convertible preferred stock, $.01 par value;         shares
  authorized and         shares issued and outstanding actual, no
  shares issued and outstanding pro forma and pro forma as
  adjusted..........................................................   $     2     $    --
Common stock, $.01 par value;         shares authorized;
  shares issued and outstanding actual,        shares issued and
  outstanding pro forma,      shares issued and outstanding pro
  forma as adjusted.................................................        10          13
Additional paid-in capital..........................................    13,428      19,077
Warrants............................................................        90          90
Subscription receivable--Series A convertible preferred stock.......      (787)         --
Accumulated deficit.................................................    (3,699)     (3,699)
                                                                       -------     -------
  Total stockholders' equity........................................     9,044      15,481
                                                                       -------     -------
     Total capitalization...........................................   $ 9,044     $15,481
                                                                       =======     =======

------------------

     The outstanding share information in the above table excludes:


          o shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2000 with an exercise
            price of $       per share;

          o shares of common stock issuable upon the exercise of outstanding warrants; and

          o shares of common stock reserved as of March 31, 2000 for issuance under our 2000 Omnibus stock option plan.

                                    DILUTION


     The pro forma net tangible book value of our common stock as of           ,
2000 was $     million, or $     per share. The pro forma net tangible book
value per share is determined by dividing the pro forma number of outstanding shares of common stock, including the number of shares of common stock that will be issued upon the automatic conversion of our Series A convertible preferred stock upon completion of this offering into the net tangible book value of our common stock, which is total tangible assets less total liabilities. Assuming
our sale of the      shares of common stock offered by this prospectus at an
assumed initial public offering price of $     per share and after deducting the
underwriting discounts and commissions and estimated offering expenses payable by us, the adjusted pro forma net tangible book value of our common stock as of
          , 2000 would have been approximately $     million, or $     per
share. This represents an immediate increase in pro forma net tangible book
value of $     per share to existing stockholders and an immediate dilution of
$     per share to new investors purchasing shares in this offering. The following table illustrates the per share dilution:

          Assumed initial public offering price per share......................................             $
             Pro forma net tangible book value per share as of           , 2000.................   $
             Increase in pro forma net tangible book value per share attributable to new investors.......................................................................
                                                                                                              ------
           Adjusted pro forma net tangible book value per share after the offering..............
                                                                                                             ------
           Dilution per share to new investors..................................................             $
                                                                                                             ======

     The following table summarizes the difference between the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and by new investors, at
an assumed initial public offering price of $     per share, before deduction of
underwriting discounts and commissions and estimated offering expenses payable by us:


                                                     SHARES PURCHASED         TOTAL CONSIDERATION
                                                  ---------------------     ----------------------     AVERAGE PRICE
                                                    NUMBER      PERCENT       AMOUNT       PERCENT     PER SHARE
                                                  ----------    -------     -----------    -------     -------------
Existing shareholders................                      %      $                   %         $
New investors........................                                                           $
                                                  ----------     -----      -----------     -----         -------
  Total equity.......................                   100%      $                100%
                                                  ==========     =====      ===========     =====

     The number of shares of common stock to be outstanding after this offering excludes:


          o shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2000 with an exercise
            price of $       per share;

          o shares of common stock issuable upon the exercise of outstanding warrants; and

          o shares of common stock reserved as of March 31, 2000 for issuance under our 2000 Omnibus stock option plan.

                            SELECTED FINANCIAL DATA

     Shown below are selected financial data for the period from February 12, 1999, the date of our inception, to December 31, 1999, for the period from February 12, 1999 to March 31, 1999 and for the three months ended March 31, 2000, which have been derived from our financial statements appearing elsewhere in this prospectus. Deloitte & Touche LLP, independent auditors, have audited the financial statements for the period from February 12, 1999 to December 31, 1999. The financial statements for the period from February 12, 1999 to March 31, 1999 and the three-month period ended March 31, 2000 have been derived from our unaudited financial statements. These unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of financial position and results of operations for the periods. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of results to be expected for any future period. The information shown below is qualified by reference to and should be read together with the financial statements and their notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.


                                                                     FEBRUARY 12, 1999   FEBRUARY 12, 1999   THREE MONTHS
                                                                     (INCEPTION) TO      (INCEPTION) TO         ENDED
                                                                     DECEMBER 31, 1999   MARCH 31, 1999      MARCH 31, 2000
                                                                     -----------------   -----------------   --------------
                                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenues............................................................      $ 6,720              $ 186            $  5,300
                                                                          -------              -----            --------
Operating expenses
  Cost of travel....................................................        5,711                152               4,577
  Credit card, fulfillment and shipping costs.......................          515                 19                 361
  Selling, general and administrative expenses (excluding non-cash
    stock-based compensation).......................................        2,114                196               1,577
  Non-cash stock-based compensation.................................          712                153                  --
  Depreciation and amortization.....................................           40                  2                 114
                                                                          -------              -----            --------
    Total operating expenses........................................        9,092                522               6,629
                                                                          -------              -----            --------
Loss from operations................................................       (2,372)              (336)             (1,329)
                                                                          -------              -----            --------
Interest income.....................................................            5                 --                  11
                                                                          -------              -----            --------
Net loss............................................................      $(2,367)             $(336)           $ (1,318)
                                                                          =======              =====            ========
Preferred stock dividends...........................................           --                 --                  14
                                                                          -------              -----            --------
Net loss available to common stockholders(1)........................      $(2,367)             $(336)           $ (1,332)
                                                                          =======              =====            ========
Basic net loss per share(1).........................................
Weighted average number of shares of shares of common stock
  outstanding(1)....................................................
Pro forma basic net loss per share(2)...............................
Pro forma weighted average number of shares of common stock
  outstanding(2)....................................................

                                                                                      AS OF                AS OF
                                                                                   DECEMBER 31, 1999    MARCH 31, 2000
                                                                                   -----------------    --------------
                                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.......................................................        $ 1,313            $ 10,841
Working capital.................................................................           (466)              8,597
Total assets....................................................................          2,070              13,577
Total stockholders' equity (deficit)............................................           (255)              9,044

------------------

(1) We calculate basic net loss per share by dividing the net loss available to common stockholders by the weighted average number of shares of common stock outstanding. We do not include outstanding common stock options, warrants or Series A convertible preferred stock in the basic net loss per common share calculation, as their effect is anti-dilutive.

(2) Pro forma basic net loss per share has been calculated assuming the conversion of all previously outstanding Series A convertible preferred stock into common stock, as if the shares had converted immediately upon their issuance. See Note 2 to the financial statements for an explanation of the determination of the number of shares used in computing pro forma basic net loss per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of our company should be read in conjunction with the "Selected Financial Data" and the accompanying financial statements and the notes to those statements appearing elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to, those discussed below and elsewhere in this prospectus, particularly under the caption "Risk Factors."

OVERVIEW


     We are a leading online marketer and distributor of travel products and services using a no-reserve auction process. Our Web site, www.skyauction.com, launched in February 1999, allows our customers to bid on auctions for airline tickets, hotel and resort accommodations, tour services and comprehensive travel packages.


     All of our auctions begin with a minimum bid of $1, and a bidder must be a registered user to participate in the auction. We had approximately 76,000 registered users at December 31, 1999 and approximately 120,000 at March 31, 2000. From February 1999 through December 31, 1999, we hosted approximately 15,000 auctions for items such as airline tickets, hotel and resort accommodations, tour services and comprehensive travel packages. We hosted approximately 13,600 auctions in the three months ended March 31, 2000. We had an average of 50 auctions ending each day in 1999 and an average of 150 each day in the three months ended March 31, 2000. Each auction typically lasts from two days to one week, which enables us to offer a changing inventory mix on a daily basis.


     Substantially all of our revenue is derived from successfully completed auctions of airline tickets, hotel and resort accommodations, tour services and comprehensive travel packages. We recognize revenue after all of the following have occurred: a bidder wins and confirms an auction, we place orders with ticket agents or third-party suppliers, we notify the winning bidder that the auction has been fulfilled, and we believe collection is reasonably assured. Revenues include service, shipping and handling charges and cancellation fees. We establish a reserve for estimated cancellations at the time revenues are recorded. Since bidding on all of our auctions begins with a minimum bid of $1, we bear the risk of loss on most of our auctions.


     With the exception of one agreement, under which we purchase resort condominium rooms, we do not typically pay for airline tickets or hotel or resort accommodation costs in advance. Therefore, we maintain a low inventory at-risk position. We pay no commissions since we are not an agent of any airline, hotel or resort supplier. Our arrangements with our suppliers are typically short-term in nature and can be terminated by either party at any time upon short notice.


     Cost of travel represents our cost for airline tickets, hotel and resort accommodations and tour packages based upon our individual supplier pricing arrangements with airlines, hotel and resort companies, tour providers and other travel consolidators or distributors. Amounts charged to us by ticketing agents for issuing airline tickets are included in credit card, fulfillment and shipping costs. Our selling, general and administrative expenses represent our operating and overhead expenses including such categories as advertising, personnel-related, technology and professional fees.

RESULTS OF OPERATIONS
PERIOD ENDED DECEMBER 31, 1999


     During the period from inception through December 31, 1999, we incurred a net loss of $2.4 million, resulting primarily from our start-up activities, including making initial investments in personnel, marketing and promotion and technology.

     Revenues. Revenues from inception to December 31, 1999 were $6.7 million. During this period, we experienced revenue growth each month as a result of the increase in the number of items listed for auction on our Web site and in the number of registered users bidding on auctions that were confirmed and ticketed.


     Cost of Travel. Cost of travel for the period ended December 31, 1999 was $5.7 million and represents our actual cost for airline tickets, hotel and resort accommodations, tour packages and other tour components.


     Credit Card, Fulfillment and Shipping Costs. Credit card, fulfillment and shipping costs for the period ended December 31, 1999 were $515,000. We pay fees to credit card processing companies on all transactions. Magical Holidays, Inc., a company owned by Mr. Hering, our President and Chief Executive Officer, charged us $254,000 in fulfillment fees in connection with the issuance of more than 10,000 airline tickets sold to our customers. Magical Holidays acted as our primary ticketing agent in the period ended December 31, 1999 and provided services to us at fair market value. Shipping costs consist principally of amounts paid for the delivery of tickets to our customers.


     Selling, General and Administrative Expenses (excluding non-cash stock-based compensation). Selling, general and administrative expenses, excluding non-cash stock-based compensation for the period ended December 31, 1999 were $2.1 million. During this period we engaged in start-up activities, and our expenses primarily consisted of $870,000 of personnel-related costs, $520,000 of advertising and public relations expense, $390,000 of software and technology-related costs and additional amounts related to professional fees and other operating expenses. Included in the above selling, general and administrative expenses are $700,000 of expenses charged by Magical Holidays related to office space which we occupy, charges for reception and clerical services, salary expense for some of our employees which Magical Holidays paid on our behalf, and charges for shared phone and computer systems.


     Non-Cash Stock-Based Compensation. We recognized $712,000 of non-cash stock-based compensation expense for the period ended December 31, 1999, all of which related to services provided to us in 1999. Of this amount, $100,000 related to stock options granted in exchange for consulting and financial advisory services performed in 1999, $373,000 related to options granted by Mr. Hering, our President and Chief Executive Officer, for the purchase of shares of common stock owned by him, to suppliers of services provided to us, and $239,000 related to stock options granted in exchange for services performed by certain employees of Magical Holidays.


     Depreciation and Amortization. Depreciation and amortization for the period ended December 31, 1999 was $40,000 and primarily related to the amortization of capitalized software, including our online fulfillment software. We expect to replace our software in the fourth quarter of 2000, and our software is being amortized over a period commensurate with its useful life.

THREE MONTHS ENDED MARCH 31, 2000


     Because we only had 47 days of operations during the first quarter of 1999 and 91 days in the first quarter of 2000, any comparison with prior periods is not meaningful. During the three months ended March 31, 2000, we incurred a net loss of $1.3 million as we continued to expand personnel, marketing and promotional campaigns and investments in technology.


     Revenues. Revenues for the three months ended March 31, 2000 were $5.3 million and continued to increase each month since our inception. We hosted 13,600 auctions during the three months ended March 31, 2000, and the number of our registered users grew from 76,000 at December 31, 1999 to 120,000 at March 31, 2000.


     Cost of Travel. Cost of travel for the three months ended March 31, 2000 was $4.6 million. The relationship between cost of travel and revenue will be subject to some variation from quarter to quarter as the proportion of air, hotel and resort, and travel package products that we sell in the respective period changes.


     Credit Card, Fulfillment and Shipping Costs. Credit card, fulfillment and shipping costs for the three months ended March 31, 2000 were $361,000. We pay fees to credit card processing companies on all transactions. Magical Holidays charged us $201,000 in fulfillment fees in connection with the issuance of approximately 8,000 airline tickets sold to our customers. Magical Holidays acted as our primary ticketing agent during this period and provided these services to us at fair market value. Shipping costs consist principally of amounts paid for the delivery of tickets to our customers.


     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $1.6 million for the three months ended March 31, 2000. These expenses primarily consisted of $690,000 of personnel-related costs and $530,000 of advertising and public relations expense. The remaining expenses for this period related to professional fees and other recurring operating expenses.


     Depreciation and Amortization. Depreciation and amortization for the three months ended March 31, 2000 was $114,000 and primarily related to the amortization of capitalized software, including our online fulfillment software. We expect to replace this software in the fourth quarter of 2000, and our software is being amortized over a period commensurate with its useful life.

PERIOD FROM FEBRUARY 12, 1999 THROUGH MARCH 31, 1999


     During this period we primarily engaged in start-up activities and the launch of our Web site. We generated $186,000 of revenue during this period and incurred a net loss of $336,000.

SEASONALITY


     Our limited operating history and rapid growth make it difficult to assess the impact of seasonality on the results of our operations. Nevertheless, we expect our business to be subject to the seasonal characteristics of the travel industry where demand for leisure travel increases for summer vacations and holidays. Additionally, we may be impacted by seasonal fluctuations in inventory available from suppliers. As demand increases over holiday periods, especially in the fourth quarter, for full-fare airline tickets, less excess inventory may be available to us or certain fares or routes may be blacked out or otherwise unavailable. Furthermore, during holiday periods, we may experience a lower level of bidding on our auctions because many customers are away from readily available Internet access.

LIQUIDITY AND CAPITAL RESOURCES


     Initial financing for our company was provided by Mr. Hering, our President, Chief Executive Officer and principal stockholder. In December 1999, we received a capital contribution of $1.4 million from a private investor for which we issued preferred equity securities in connection with the private placement of our Series A convertible preferred stock. Our Series A convertible preferred stock is convertible into common stock on a one-for-one basis at any time by the shareholder and will automatically convert into shares of common stock upon the consummation of an initial public offering with aggregate cash proceeds to us of at least $50 million. We received approximately $19.2 million in gross proceeds from our sale of Series A convertible preferred stock, of which approximately $12.8 million was received prior to March 31, 2000.


     Net cash provided by operating activities was $151,000 for the period ended December 31, 1999, and net cash used in operating activities was $1.4 million for the three months ended March 31, 2000. Net cash provided by or used in operating activities resulted primarily from net loss before non-cash charges and changes in working capital.


     Net cash used in investing activities was $238,000 for the period ended December 31, 1999 consisting principally of $202,000 of capitalized software costs relating to our proprietary online fulfillment system and purchased auction software and $36,000 of capital expenditures for computer equipment, furniture and fixtures. Net cash used in investing activities was $306,000 for the three months ended March 31, 2000 and consisted of $239,000 of capitalized software costs relating to our proprietary online fulfillment system and $67,000 of capital expenditures for computer equipment, furniture and fixtures.


     Net cash provided by financing activities for the period ended December 31, 1999 consisted of $1.4 million, which represents a capital contribution by a private investor for which shares of Series A convertible preferred stock were issued in connection with our Series A convertible preferred stock private placement in March and April 2000. Net cash provided by financing activities for the three months ended

March 31, 2000 was $11.3 million representing the net proceeds from the Series A convertible preferred stock private placement.


     We had no material commitments for capital expenditures as of March 31, 2000, but we expect to incur approximately $4.0 million throughout the remainder of 2000 primarily for technology upgrades, with additional amounts allocated for leasehold improvements and furniture and fixtures. As of March 31, 2000, we had commitments to purchase approximately $545,000 of resort accommodations from one of our vendors.

     We expect to experience growth in our working capital needs for the foreseeable future in order to execute our business plan. We anticipate that operating activities, as well as planned capital expenditures, will constitute a material use of our cash resources.


     We had $10.8 million of cash and cash equivalents available as of March 31, 2000, which, along with the $5.8 million of net proceeds received in the second quarter relating to the Series A convertible preferred stock private placement, served as our principal source of liquidity. We believe that the net proceeds from this offering, together with our current cash and cash equivalents, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 18 months. If we require further capital resources in excess of the net proceeds of this offering to grow our business, execute our business plan or acquire strategic businesses at any time in the future, we may seek to sell additional equity or debt securities, which may result in additional dilution to our stockholders. If additional funding is required, we cannot be certain that it will be available on acceptable terms, or at all.

MARKET-RELATED RISKS


     We do not hold any derivative financial instruments, and we have no debt outstanding. Accordingly, we have not been exposed to effects of changes in interest rates or other market prices. We do not have significant foreign sourced income and therefore changes in exchange rates do not have a direct impact on our financial position.

RECENT ACCOUNTING PRONOUNCEMENTS


     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. Generally, it requires that an entity recognize all derivatives as either an asset or a liability and measure those instruments at fair value, as well as identify the conditions for which a derivative may be specifically designed as a hedge. We have not participated in any derivative instruments or hedging activities, and therefore believe that there will be no financial statement impact.


     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which summarizes certain areas of the Commission's views in applying generally accepted accounting principles to revenue recognition in financial statements. We believe that our current revenue recognition policies comply with SAB No. 101.

                                    BUSINESS

OVERVIEW


     We are a leading online marketer and distributor of travel products and services using a no-reserve auction format. We offer excess travel inventory from leading airlines, hotels, resorts and tour operators. Our customers bid on a wide variety of quality products and services, such as airline tickets on scheduled flights, hotel and resort accommodations, tour services and comprehensive travel packages, on a competitive basis, which enables them to acquire these products and services at attractive prices. We are exclusively focused on travel and leisure, and our strategic objective is to become the leading Internet travel auction site offering a global marketplace for excess travel inventory.

     We believe that we have created a compelling purchasing experience for our customers. In addition to good value on travel products and services, our Web site, www.skyauction.com, offers our customers the following benefits:

          o a broad selection of products and services, with flexibility on dates of travel, brand choice of provider, or both;


          o a no-reserve auction format through which customers make competitive bids;


          o our travel packaging capabilities, which allow us to create a wider variety of product offerings;


          o eligibility to participate in most frequent travel membership programs and customer loyalty programs; and


          o a customer-service oriented, easy-to-use Web site which allows our customers to view all current bids in real time.


     In addition to the benefits we offer our customers, we believe that our Web site provides travel industry suppliers with a unique sales channel that can efficiently sell their excess capacity in a manner which does not undermine their current pricing policies or distribution channels or the integrity of their brands. We believe that we generate incremental revenues for our suppliers from their inventory that may have otherwise gone unsold.


     We believe we are the only significant e-commerce company that conducts no-reserve auctions of travel products and services. Since launching our Web site in February 1999, we have experienced significant growth in traffic and the amount of travel products and services purchased through our site. Since our inception and through March 31, 2000, over 120,000 users had registered on our Web site, and we had hosted over 28,000 auctions.

INDUSTRY BACKGROUND


  Travel Industry Size, Growth and Sales Structure


     The travel and tourism industry represents one of the largest consumer markets in the United States. The Travel Industry Association of America, or TIAA, estimates that in 1999, travel-related expenditures within the United States totaled $519 billion.


     The travel industry suffers from expiring inventories, which means that an airline seat or hotel room that remains unsold past the date of its availability will not generate any revenue for the supplier. Due to this perishable nature of airline and hotel inventory, suppliers face increasing pressure to sell merchandise before the last date on which it could be used. Suppliers are typically able to predict the availability of their excess inventory in advance of expiration based on various historical load factors of airline seats and occupancy rates of hotel rooms. According to a study by the Air Transport Association, in 1999 the airline travel industry generated approximately
$84.2 billion in sales. It is also estimated that the airline industry's load factor for that year was 71.0%. These figures represent approximately
$34.4 billion of unsold airline seats. According to a study by Smith Travel Research, an independent market research firm, U.S. hotel room sales in 1999 totaled approximately $72.3 billion, while the hotel occupancy rate in the United States was 63.2%, generating approximately $42.1 billion worth of unsold hotel rooms.

     The distribution channels for travel are highly fragmented. Travel service suppliers, such as airlines, hotels and rental car companies, sell travel services directly to consumers and indirectly through retail travel agencies and travel wholesalers. According to a study published by PhoCusWright Information Services, an independent market research firm, sales of travel services directly from airline, hotel and car rental suppliers were $90.6 billion in 1999, while travel agency sales were $139 billion. Most of these transactions are conducted by traditional pricing methods, in which suppliers market products to customers under published brand names at fixed prices.


     Traditional distribution channels of travel products and services have constraints and inefficiencies that limit their ability to become an efficient channel through which suppliers of travel products can sell their excess inventory:

          o Travel service suppliers selling their services directly to customers generally offer only their own services at a retail or published rate.

          o Whether selling directly to customers or indirectly through retail travel agencies, suppliers risk disruption of their existing distribution channels and damage to their brand integrity and pricing structures by selling their inventory at discounted or promotional prices.


          o Travel wholesalers generally rely on retail travel agencies to sell their products and services and lack the infrastructure and expertise to interact directly with customers. In addition, travel wholesalers must publish and disseminate rate and availability data to their travel agency networks in advance, which restricts wholesalers' ability to adjust prices in response to distressed inventory. Despite potential advantages for travel wholesalers of selling directly to customers, they are generally reluctant to develop this channel because doing so could jeopardize their relationships with their existing retail distribution networks that generate most of their sales.

  Growth of Online Travel Services

     The traditional travel industry is one in which the customer is faced with numerous choices of schedules, prices and reservation availability. This market complexity makes the Internet a particularly well-suited medium for the customer to conduct research, make informed buying decisions and enjoy a quick, convenient means to make travel plans. For suppliers, the Internet is an efficient distribution channel to reach more travelers and which permits dynamic, real time updating of pricing and availability and targeted marketing of last-minute "specials" to maximize occupancy and revenues.


     As customers have embraced the Internet, travel has become the largest online retail category, with online travel sales reaching almost $7.8 billion in 1999, more than double the sales of $3.1 billion in 1998, according to Forrester Research Inc., an independent market research company. Online travel sales currently surpass the volume of online sales of software, books, music, apparel, games, toys, videos and sporting goods combined. Forrester projects that online travel bookings will increase to approximately $30 billion in 2003, representing a compound annual growth rate of 40.0%.


     According to Forrester, nine million U.S. households, or 20.3% of current Internet users, have used the Internet or an online service to make travel reservations in 1999. The average annual income of households who use the Internet to make travel reservations is $71,000. The average age of online travel purchasers is 35 years, and the mean number of leisure trips per year taken by online purchasers is 3.1 trips per year.

  Online Auctions


     Internet auctions have become increasingly popular with customers in recent years. The Internet auction format offers customers easy access to a wide range of products and services at attractive prices. Customers also benefit from the convenience and enjoyable purchasing experience provided by the Internet auction format. The auction format creates a distinctive environment that entertains customers and establishes procedural rules to facilitate sales. The auction format encourages a sense of competition and urgency among buyers to bid for offerings, thus creating an entertaining and compelling experience. In addition, customers benefit from the auction model because it provides them with a well-organized marketplace to access high-quality items at prices which they perceive to be good value.

     We believe that online auctions are particularly suitable for the sale of travel products and services. Auctions provide an efficient channel for suppliers of travel products and services to quickly dispose of perishable, excess inventory while responding to customers' individual requirements and preferences, such as price, timing, location and brand name.

OUR OPPORTUNITY

     As the online travel market develops, we believe significant opportunities exist for an Internet-based company that can:


          o reduce the inefficiencies that exist in traditional distribution channels of the travel industry by providing an alternative distribution channel for excess inventory that does not undermine suppliers' current pricing policies;


          o establish and operate an online marketplace to efficiently sell travel inventory that may have otherwise gone unsold;


          o capitalize on the growth in online travel expenditures;

          o create a recognized marketplace where customers consistently receive good value on a wide range of travel products and services that are of high quality and attractively priced; and

          o establish a brand that has a reputation for reliability and customer service that users trust.

OUR COMPETITIVE STRENGTHS


     We have created an online marketplace that enables customers to purchase a wide range of travel products and services from numerous suppliers. Registered users bid and ultimately pay only the amount which they perceive to be a good value for the product or service. Our Web site offers suppliers of travel products and services an alternative distribution channel to generate incremental demand and revenue while maintaining the integrity of their sales channels, pricing structures and brands. With excess inventory that is perishable, suppliers of travel products and services face increasing pressure to sell merchandise as time passes. We effectively create targeted demand and provide a distribution channel distinct from the supplier's traditional sales channels.

     We believe our competitive strengths include the following:


          o Established relationships with leading travel industry providers. Our two principal executives each brings to our business over 20 years of experience in the travel industry. We have taken advantage of the relationships that they have developed over that period with leading travel industry suppliers. These relationships have enabled us to offer travel products and services with over 30 domestic and international airlines, over 20 hotel and resort companies, one time share company and six tour operators.


          o Effective sales channel for our travel suppliers. We believe that we provide our suppliers with an effective channel to distribute their perishable, last-minute products and excess capacity caused by seasonality, such as off-peak season, as well as other marketplace factors, such as route-specific or geographical overcapacity. Our no-reserve auction process provides travel suppliers with a unique channel of distribution that is not perceived by customers as a direct discount from the travel services supplier, thereby protecting their traditional pricing structures, distribution channels and brand names, while generating increased revenues to them and incremental demand for their travel products.


          o Wide variety of flexible travel products and services. We offer seats in all classes on scheduled flights with established domestic and international airlines, and accommodations at established hotels and resorts in major cities and metropolitan areas as well as many vacation destinations. Since our inception, our customers have traveled to over 500 destinations. We typically provide our customers with a wide variety of options and flexibility for their reservations. Our customers can also participate in most of our suppliers' frequent travel membership and other customer loyalty programs.


          o No-reserve auction process. Our customers are not obligated to meet a minimum bid requirement, or reserve, for any of our auctions. We believe our no-reserve auction process helps attract users to our site by creating a level of excitement and interest for customers which cannot be matched by a reserve-driven auction process and encourages dynamic bidding through competition with other users.


          o Travel industry focus. We focus solely on providing travel products and services, which we believe enables us to operate more effectively in our market. We strive to create value for our customers by offering a timely, interesting variety of products and services. Our travel industry expertise has enabled us to design unique travel packages that we believe create added value for our customers. We position ourselves as a reliable marketplace for nearly all travel needs.


          o Low inventory at-risk position. We typically purchase products and services only after they have been sold on our Web site.


          o Easy-to-use Web site. We believe that our Web site is well-organized and easy to use. We provide an automated bidding function on our Web site which allows a bidder to set a maximum bid and to have our Web site increase his bid by preset increments up to the maximum bid amount set by the bidder. As a result, a bidder has an opportunity to win an auction at the most economical price possible without constant monitoring of the auction. At the same time, we provide information throughout the auction process to enhance the customer experience, such as the dollar amount of the current winning bid, the amount of time to elapse before the auction is closed, and an e-mail notification if a bidder's maximum bid has been exceeded, allowing the bidder to then increase his maximum bid. We provide descriptions for accommodations available on our Web site and include photographs of properties when available. Because we provide detailed information on specific products, the customer has a clear understanding of the product for which he is bidding.

OUR GROWTH STRATEGY


     Our objective is to establish our company as the leading Internet travel auction site providing a global marketplace for excess travel inventory. The key elements of our growth strategy are as follows:

          o Enhance and expand our relationships with our travel suppliers. We are actively working to enhance our relationships with our travel suppliers in order to increase the number and quality of travel products and services available to our customers. We intend to leverage our success in marketing and distributing excess travel inventory to establish relationships with new suppliers and to obtain additional inventory from current suppliers. We believe that by adding new suppliers we will be able to provide our customers with a broader variety of travel products and services.

          o Increase our travel packaging abilities. By packaging travel products, we believe we create added value for our customers, a wider variety of product offerings and more profitable products for our business. Using our experience in the travel industry, we can combine hotel and resort accommodations with airline transportation to design unique travel packages which better meet customer demand and improve our ability to sell our suppliers' excess inventory. We plan to increase our ability to obtain and package travel products and services by building on our experience and allocating additional resources to enhance our packaging capabilities.


          o Expand internationally. We believe that the scope of the Internet and the demand for travel products and services is global in nature. We intend to explore strategies for international expansion, particularly in Latin America, Japan, China and Europe. In some of these locations, we plan to create geographically specific auction sites using local languages and currencies. We believe that joint ventures, strategic alliances and acquisitions will present opportunities for international expansion, as they will enable us to combine our expertise in Internet auctioning with our partners' expertise in their local markets.


          o Develop additional revenue streams. We believe that there are significant additional high-margin revenue opportunities available to us, which we plan to capture in order to increase revenues and gross margin. We believe we can offer additional travel products and services to customers participating in our auctions. We plan to offer travelers hotel rooms and car rental opportunities in destinations where they have won airline ticket-only auctions, as well as airline tickets to travelers who have won a land-only auction. In addition, we plan to capitalize on other customer-based revenue opportunities from the sale of ancillary travel services such as travel insurance, books and maps, currency exchange services, limousine services, local public transit tickets or passes, theater, music event or cultural institution tickets and restaurant reservations. As the size of our user base grows, we also believe that advertising will represent a significant, profitable revenue stream in the future.

          o Further develop our technology. We plan to devote significant resources to build our technology platform and to further integrate our systems with our operations. We also plan to further improve functionality for users of our Web site. We believe these investments will enhance customer experience and stimulate sales. We also believe that the further integration of our front-end and back-office operations will enable us to reduce operating costs, enhance customer service, improve our capabilities to manage our inventory and increase our individually targeted marketing capabilities.


          o Strengthen the SkyAuction.com brand. We are focused on attracting new registered users to our Web site and on generating repeat purchases from our customers. We plan to invest in building our marketing capabilities through traditional and online media, pursue an aggressive brand development strategy through mass market and targeted advertising, promotions and press coverage. We believe that our customer service focus, reliability and strong word-of-mouth support will be an important component in building our brand.


          o Develop distribution and marketing relationships. We have already established marketing relationships with online companies such as Travelzoo and Smarter Living. We believe these marketing arrangements help us to increase the consumer awareness of our Web site at favorable costs. We plan to pursue additional marketing relationships with hotel, travel and entertainment portals that have customers who are likely to purchase travel products. In addition, we plan to develop strategic relationships that will increase our sales and brand awareness.

OUR PRODUCTS AND SERVICES

     Our Web site www.skyauction.com allows our customers to access our wide selection of travel products and services. Customers can view current ongoing auctions based on our auction categories or search for ongoing auctions based on a defined search criterion such as date of travel, destination, general geographic location and class of travel. In addition, customers can view completed auctions and research the price levels at which products have been won. In order to place a bid on an ongoing auction, each customer must complete a profile that includes required information such as name, street address, e-mail address, telephone number and credit card information. Once a customer has registered, he may begin bidding immediately and will be able to monitor multiple auctions as well as use our automated bidding function.


     All of our auctions begin with a minimum bid of $1. Through our automated bidding function, a bidder may set a maximum bid and have our Web site increase his bid by preset increments up to the maximum bid amount set by the bidder. As a result, the bidder has an opportunity to win an auction at the most economical price possible without constant monitoring of the auction. We also provide information throughout the auction process to enhance customer enjoyment, such as the dollar amount of the current winning bid, the amount of time to elapse before the auction is closed, and an e-mail notification if a bidder's maximum bid has been exceeded, allowing the bidder to then increase his maximum bid.

     Once an auction is completed, the winning bidder is notified by e-mail and requested to submit preferred travel dates by e-mail. A customer service agent will then work with our suppliers to confirm the requested itinerary, make the reservation, notify the bidder, charge the customer's credit card and forward the required information to the ticketing agent for the issuance of tickets. We have the ability to select which supplier will be used to fulfill our auction sales where a specific supplier was not identified in the auction. Our customers rely on us to address date changes or cancellations.

  Current Offerings


     Airline tickets. We currently offer airline tickets on over 30 established domestic and international airlines. We obtain seats on scheduled flights at a cost that is below published fares. The seats we offer usually do not require travel on a certain date, but rather allow for travel within a specified period of time. In addition, our customers are eligible to participate in most airline frequent flyer membership programs. Destinations we have served include:


                  DOMESTIC                                   INTERNATIONAL
Atlanta                Los Angeles            Amsterdam              Lima
Boston                 Maui                   Athens                 London
Chicago                Miami                  Bangkok                Mexico City
Dallas                 New Orleans            Berlin                 Paris
Denver                 New York               Brussels               Rio de Janeiro
Detroit                Orlando                Buenos Aires           Rome
Fort Lauderdale        San Diego              Cancun                 Tel Aviv
Honolulu               San Francisco          Caracas                Tokyo
Houston                Tampa                  Frankfurt              Vienna
Las Vegas              Washington, DC         Hong Kong              Zurich


     Hotel and resort accommodations. Our hotel and resort offerings cover a broad range of properties and market segments from budget through luxury accommodations. We typically offer accommodations for a week or for a weekend stay with an option to extend for a full week for an additional payment. The accommodations are offered both for specific dates as well as within a defined period of time. We currently offer accommodations in most major cities and metropolitan areas, as well as many vacation destinations, including four- and five-star hotels and resorts. We provide descriptions of the accommodations available on our Web site and include photographs of properties when available. Our management expertise in the travel industry and knowledge of local markets allow us to furnish our customers with appealing accommodations to satisfy their particular preferences and budgets. Our customers have purchased accommodations in many destinations including the following:

Acapulco                   Cancun                     Margarita Island           Rio de Janeiro
Antigua                    Dominican Republic         Maui                       Rome
Aruba                      Honolulu                   Orlando                    St. Croix
Bahamas                    Ixtapa                     Paris                      St. Martin
Bermuda                    Jamaica                    Puerto Vallarta            St. Thomas
Cabo San Lucas             London


     Customized travel products and packages. Using our travel industry expertise, we are able to combine inventory that is made available to us to create travel packages that include both air travel and hotel or resort accommodations. Additionally, we may offer packages that we purchase from established tour providers. Travel packages range from a weekend stay to a 10-day tour and are offered both for specific dates as well as within a specified period of time. We have offered sun packages, ski packages, European packages and specialty tours throughout the world. Some of these specialty tour products and packages that we have offered include an African safari, a tour of Egypt including a Nile River cruise, and a tour of Rio de Janeiro and Buenos Aires.

SUPPLIER RELATIONSHIPS


     We believe that we have built strong relationships with established suppliers of travel products and services due to our success in marketing and distributing excess travel inventory for our suppliers without compromising their brands or undermining their standard pricing. As a result, we believe that we will be able to continue to enhance relationships with our existing suppliers and establish relationships with new suppliers.


     Airlines. We currently offer tickets on over 30 airlines the we obtain through our supply arrangements. The majority of these basic arrangements are typically adjusted for seasonality. These arrangements are supplemented by additional arrangements for specific inventory which provide further discounts for specific flights or seasons. These supplier arrangements are typically renewed annually and can be terminated by either party at any time or upon short notice. Since we are not a licensed ticketing agent, we rely on certain third-party ticketing agents, primarily Magical Holidays, to issue our tickets and to obtain the specific pricing set forth in our airline arrangements. Our airline supplier relationships include Continental Airlines, Japan Airlines, KLM, Lufthansa, Northwest Airlines, TWA and Virgin Atlantic Airlines.


     Hotels, resorts and timeshares. We have entered into arrangements with over 20 hotel and resort companies, individual hotels or hotel groups and a timeshare company. Through these suppliers, we have access to over 10,000 properties, representing over 700,000 rooms, ranging from budget to luxury accommodations at four- and five-star resorts or resort condominiums, at locations throughout the United States and North America, the Caribbean, Latin America and Europe, as well as other international locations. This wide variety of properties, available to us from suppliers ranging from Best Western and Choice Hotels to Oasis Hotels, Superclubs and Allegro Resorts, as well as numerous luxury resort condominium properties, allows us to offer our customers appealing accommodations to satisfy their particular preferences and budgets.

     We generally obtain hotel and resort accommodations based on rates that are adjusted for seasonality, on either a per-person or per-room basis. In addition, we obtain further discounts on excess accommodations in specific locations or during certain seasons.


     In 1999 and the first quarter of 2000, we entered into agreements with RCI, the world's largest timeshare exchange, through which we committed to purchase an aggregate of 12,400 weeks of resort condominium accommodations through 2001. Under these agreements, we may select the properties and locations of the inventory we purchase.


     Tour operators. We work with selected high-quality package tour operators. Our agreements with tour operators are typically based upon rates specific to the tour or season offered. We currently have agreements with six tour operators, including GoGo Tours, Island Resort Tours, Marhaba Tours, Rhino Safaris and Travel Impressions.


MARKETING AND BRAND AWARENESS

     We intend to pursue an aggressive marketing strategy designed to promote brand awareness and the concept that customers can purchase a wide range of travel products and services through us at good values. We plan to utilize a combination of Web-based advertising, targeted e-mail, broadcast media, print campaigns, billboards and other media placements to further our marketing and branding strategy.


     Throughout the first and second quarters of 2000, we continued to increase our marketing efforts to target the online travel customer through Web-based advertising. In the second quarter of 2000, we launched a marketing campaign which has been predominantly focused on New York City with radio and newspaper advertising campaigns. We have also begun mass distribution of promotional merchandise as a means to increase brand awareness and build our base of registered users. We plan to expand our marketing campaign to Boston, Chicago, Houston, Los Angeles and San Francisco in the third and fourth quarters of 2000.


     We supplement our paid advertising and promotion with targeted media coverage. We have been featured in publications such as The New York Times, The Wall Street Journal, The Washington Post, Bloomberg News and Arthur Frommer's Budget Travel. In addition, our executives have been invited to make television appearances to discuss our business and the travel industry, or our service has been featured, on segments for CNBC, CNN, MSNBC, CNNfn and the nationally syndicated television show Live with Regis and Kathie Lee, and others.

OPERATIONS AND TECHNOLOGY


     A key element of our strategy is to capitalize on our technology investments and to continue to upgrade our technology platform. We have developed an operating platform based on available hardware and software as well as proprietary enhancements which increase the efficiency of our back-office fulfillment processes. We have committed to make additional investments to provide redundancy and to increase capacity.

     We employ Internet auction technology for the presentation and distribution of our current range of products, coupled with specialized proprietary back office software technology to interact with winners and complete all travel transactions. Our technology investments are primarily focused on increasing our capacity to conduct auctions, increasing our efficiency in handling auction winners and integrating back-office and financial systems.

     We have formulated and begun implementing a software development solution to the labor-intensive process of converting closed auctions into confirmed reservations and documents. This application is being phased into our operation in three stages beginning with information gathering and collection, and advancing to include pro-active booking of travel reservations. This software is expected to work in conjunction with our front office auction software to help us efficiently compile and complete reservations, bookings and ticketing on all winning bids. We believe that this enhanced technology platform will allow us to increase the quanity of products and services offered as our labor requirements decrease. In addition, we anticipate that this enhanced technology platform will allow us to make significant productivity gains, since this technology will be interactive with airline reservation systems and will take the process from invoicing all the way through passenger confirmation of airlines seats to an automated interactive basis.


     We have retained an Internet software development company with expertise in auction software to develop our advanced reservation software. We anticipate that this new software will be introduced during the fourth quarter of 2000. In conjunction with the implementation of this new software, we plan to engage a new Internet service provider in order to expand and enhance our Web site capacity, functionality and reliability.

     By leveraging and increasing our investment in technology, we expect to be able to increase the efficiency of our reservation agents and service staff. Similarly, continued investment in technology will enable us to:

          o respond more rapidly and effectively to customer service inquiries;

          o more effectively measure and manage the profitability of individual auctions;

          o facilitate cross-marketing opportunities and the transfer of knowledge across travel service segments;

          o build a centralized database of information on travelers that can be utilized for highly targeted marketing campaigns; and

          o achieve operating leverage to support our growth.

INTELLECTUAL PROPERTY

     We currently hold two U.S. trademarks and have three pending U.S. trademark applications. We have no patents or pending patent applications.


     We seek to protect our copyrights, service marks, trademarks and other intellectual property through a combination of laws and contractual restrictions, such as confidentiality agreements. For example, we register our trademarks and service marks in the United States. However, effective trademark, service mark, copyright and other intellectual property protection may not be available in every country in which our services are made available online.

     We currently own the Internet domain name skyauction.com. Domain names ending in ".com" are regulated by the Internet Corporation for Assigned Numbers and Names, or ICANN. Top level domains in other countries may be regulated by other regulatory bodies. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights.

COMPETITION


     We compete with both online and traditional sellers of the products and services offered by our Web site. The market for selling products and services over the Internet is new, rapidly evolving and intensely competitive. Current and new competitors can launch new sites at a relatively low cost. In addition, the traditional retail industry for the products and services we offer is intensely competitive.

     We currently or potentially compete with a variety of companies with respect to each product or service we offer. Our competitors include:

          o providers of online travel products and services in an auction format, such as Bid4Travel.com, Bid4Vacations.com,
            Vacations4Auction.com, eBay, Egghead, and Priceline.com;

          o online travel agencies, such as Microsoft's Expedia and Sabre's Travelocity;

          o consolidators and wholesalers of airline tickets and other travel products, including online consolidators such as Cheaptickets.com;

          o individual airlines, hotels and other travel service providers; and

          o traditional travel service providers, including travel agencies.


     While we may face competition from all of these current or potential competitors, our business and financial position would be particularly harmed if the airlines chose to establish their own buyer-driven commerce system to sell excess inventory. For example, five major U.S. airlines, United, American, Delta, Northwest and Continental, have announced plans to launch a Web site at www.orbitz.com which will offer airfare, hotel and rental car options from various companies. According to Orbitz, the Web site will seek to provide the lowest publicly available rates and fares, including last-minute fares, from the Web sites of over 30 airlines. In addition, six U.S. airlines along with Texas Pacific Group, a private investment firm, are cooperating to establish a Web site called Hotwire for sales of excess airline inventory. If airlines and other travel suppliers choose to distribute all or substantial quantities of their products and services through Orbitz, Hotwire or other alternative channels, we may be unable to maintain or expand our supplier relationships or selection of products and services.

     We potentially face competition from a number of large Internet companies and services that have expertise in developing online commerce and in facilitating Internet traffic, including Amazon.com, America Online, Microsoft, Yahoo!, Ariba and Commerce One, each of which could choose to compete with us either directly or indirectly through affiliations with other e-commerce companies. Other large companies with strong brand recognition, technical expertise and experience in Internet commerce could also seek to compete with us.

GOVERNMENTAL REGULATION

     The products and services offered through our service are regulated by federal and state governments.

  Travel Services


     Certain segments of the travel industry are heavily regulated by the United States and international governments. In addition, numerous states have laws and regulations governing the practices of travel sellers, promoters and consultants. We do not believe that such regulations, which were adopted prior to the widespread use of the Internet, are applicable to the operations of our business, nor are we aware of any claims that may have been filed by any state implying that our business is subject to such legislation. There can be no assurance, however, that a state will not attempt to impose these regulations upon our company in the future or that such imposition will not have a material adverse effect on our company's business, results of operations and financial condition.

     The International Air Transport Association, or IATA, imposes rules and regulations regarding air travel and the issuance of airline tickets on its members. IATA is a voluntary organization primarily concerned with international, scheduled air transport. Most of the world's major airlines are members. IATA operates an accredited travel agent program for those agents selling scheduled air transport services. Although there is no legal requirement for a company selling airline tickets to be a member of IATA, it is unlikely that any airline would allow a non-IATA member to sell its tickets. We are not a member of IATA; however, our ticketing agents are IATA members. Since our ticketing agents currently carry out the actual fulfillment of airline ticketing for our customers, we are able to rely on their memberships.


Business Qualification Laws


     Because our service is available over the Internet in multiple states, and because we sell to numerous consumers resident in such states, these jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state. We are qualified to do business in a limited number of states, and failure by us to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to so qualify and limit our ability to conduct litigation in such states.

  Potential Federal Air Transportation Tax Liability

     A federal air transportation tax is imposed upon the amount paid for airline tickets and generally is collected by the airlines selling the tickets. The tax is based upon a percentage of the cost of transportation, which was 9% for periods prior to October 1, 1998, 8% from October 2, 1998 until October 1, 1999 and 7.5% thereafter. Because of the unique pricing structures employed in our service, such as the amount paid by the customer for a ticket being different than the amount charged by the airline for the same ticket with the excess payment, if any, going to us as a fee for the use of our proprietary business method, it is not clear how this federal tax should be calculated when sales occur using our service. We have been calculating this tax based on the price charged by the airline for a ticket, rather than the price paid by the customer. Potentially, the current law could be interpreted to require computation of the tax based on the price paid by the customer to us.


     Any ruling by the Internal Revenue Service may be unfavorable to us and may require us to collect the federal air transportation tax on the total amount paid by consumers for air travel. If the Internal Revenue Service issues an unfavorable ruling that is upheld by the courts, we could owe additional taxes, a potential liability for which we have estimated and accrued. We expect that this amount could increase significantly as our business grows, and we may be subject to penalties and interest on any amount owed.

  State Taxes


     We file tax returns in such states as required by law based on principles applicable to traditional businesses. We do not collect sales or other similar taxes in respect of transactions conducted through our service other than the federal air transportation tax referred to above. However, many states impose sales tax collection obligations on hotel services and overnight stays which are components of services we offer, although such taxes typically are collected from the hotel guest at the time of the overnight stay. In addition, one or more states could seek to impose additional income tax obligations or sales tax collection obligations on out-of-state companies such as ours which engage in or facilitate online commerce. A number of proposals have been made at state and local levels that could impose such taxes on the sale of products and services through the Internet or the income derived from these sales. These proposals, if adopted, could substantially impair the growth of online commerce and adversely affect our opportunity to become profitable.


     Legislation limiting the ability of the states to impose taxes on Internet-based transactions recently has been enacted by the United States Congress. This legislation, known as the Internet Tax Freedom Act, exempts electronic commerce, including Internet access, through October 21, 2001 from state and local taxes where these taxes are discriminatory. Failure to renew this legislation would allow imposition of state and local taxes on Internet-based commerce.

LEGAL PROCEEDINGS

     We currently are not a party to any litigation that we believe could have a material adverse effect on us or our business.

EMPLOYEES


     As of May 31, 2000, we had 50 full-time employees and 15 part-time employees. Under a services agreement with Magical Holidays, Inc., which is owned by Mr. Hering, our President and Chief Executive Officer, Magical Holidays provides us with ticketing fulfillment services, transaction review services and administrative services, including reception, clerical and other shared office services. We have never had a work stoppage, and our employees are not represented by any collective bargaining unit. We consider our relations with our employees to be good.

FACILITIES

     Our executive, administrative and operating offices are located in approximately 4,500 square feet of leased office space located in New York City. In addition, we currently occupy space leased by Magical Holidays in the same building, for which we pay Magical Holidays rent as specified by the lease on a pro rata basis. We anticipate that we will require additional office space in the next year.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information regarding our directors and executive officers as of the date of this prospectus.


NAME                                   AGE                       POSITION
------------------------------------   ---   -------------------------------------------------
Michael N. Hering...................   47    President, Chief Executive Officer and Director

Salvatore P. Esposito, Jr...........   41    Executive Vice President, Chief Operating Officer
                                             and Director

Mark Hirschhorn.....................   36    Vice President, Finance and Chief Financial
                                             Officer

Don Freno...........................   30    Executive Vice President, Operations

Gerald L. Rydberg...................   62    Chief Technology Officer

Leonard Schutzman...................   54    Non-Executive Chairman of the board of directors

Derek R. Reisfield (1)..............   37    Vice Chairman of the board of
                                             directors

Thomas G. Baxter (2)................   53    Director

Ciara A. Burnham (2)................   33    Director

Merlin E. Dewing (2)................   65    Director

Varel D. Freeman (1)(2).............   51    Director

Michael H. Jordan (1)...............   64    Director

Brent M. Longnecker (1).............   44    Director

------------------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.


     Michael N. Hering is a founder of our company and has served as President, Chief Executive Officer and director since February 1999. Mr. Hering served as the Chairman of our board of directors from February 1999 until November 1999. From March 1981 to March 2000, he was also Chairman, President and Chief Executive Officer of Magical Holidays, Inc., a travel wholesaler.

     Salvatore P. Esposito, Jr. is a founder of our company and has served as our Executive Vice President, Chief Operating Officer and director since January 2000. From November 1993 to December 1999, Mr. Esposito served as Vice President of Magical Holidays. From 1984 to 1993, he held various executive sales positions with major international and domestic carriers, including Eastern Airlines, British Airways, Pan American Airways and Sabena Airlines.


     Mark Hirschhorn has served as our Vice President and Chief Financial Officer since July 2000. From April 1999 through July 2000, Mr. Hirschhorn served as the Vice President and Chief Financial Officer of deltathree.com, an affiliate of RSL Communications, Ltd. From January 1996 to May 1999,
Mr. Hirschhorn served in various capacities at RSL Communications, Ltd., including Vice President-Finance from August 1997 to May 1999, Global Controller from January 1996 to May 1999 and Assistant Secretary from September 1996 to May 1999. From October 1987 to December 1995, Mr. Hirschhorn was employed at Deloitte & Touche LLP, where he held several positions, including Senior Manager.


     Don Freno is a founder of our company and has served as our Executive Vice President, Operations since February 1999. From January 1991 to January 1999, Mr. Freno was employed by Magical Holidays in various capacities, including Operations Manager, where he developed and implemented systems that handle high-volume air ticket sales. Mr. Freno is the nephew of Mr. Hering.

     Gerald L. Rydberg has been our Chief Technology Officer since April 2000 and served as technology advisor to us since February 2000. From March 1999 to February 2000, Mr. Rydberg was an independent consultant. From December 1966 to March 1999, Mr. Rydberg was employed by Andersen Consulting, LLP, an international technology and management consulting firm, where he held several positions, including Senior Partner, specializing in the firm's worldwide utilities and telecommunications practices.

     Leonard Schutzman has served as our Non-Executive Chairman since November 1999. From April 1999 to November 1999, Mr. Schutzman was a member of Venture Marketing Group LLC, which has provided consulting services to us. From July 1976 to May 1993, he held several positions at Pepsi-Co., Inc., including Senior Vice President and Treasurer, as well as Vice President of Finance of Frito Lay, Inc., Taco Bell, Inc. and PepsiCo Bottling International. Mr. Schutzman served on the board of directors of Cendant Corporation, a provider of travel-related services and the parent of RCI, from August 1993 to June 2000 and serves on the board of directors of BML Pharmaceutical, Inc. In addition, he is an Executive Professor of Business Administration at the William E. Simon Graduate School of Business Administration, University of Rochester, where he teaches graduate-level courses in entrepreneurship and strategy. He is a member of the board of advisors of Violy, Byorum and Partners, a financial advisory and merchant banking firm specializing in Latin America, and of Evercore Capital Partners LLP, a private equity investment firm.

     Derek R. Reisfield has been our Vice Chairman and a director since March 2000. Mr. Reisfield is the co-founder and managing principal of i-hatch Ventures, LLC, an Internet-focused venture capital firm he founded in August 1999. From April 1999 to September 1999, he was Vice Chairman and Executive Vice President of Luminant Worldwide Corporation, an Internet professional services firm. From May 1996 to January 1999, Mr. Reisfield held a variety of positions with CBS Corporation, formerly Westinghouse Electric Corporation, including Vice President, Business Development and President of the CBS New Media Group. From October 1997 to December 1998, Mr. Reisfield was Chairman of the board of Marketwatch.com, LLC, an Internet financial news service. From May 1995 to April 1996, he was a partner of Mitchell Madison Group, LLC, a management consulting firm, where he was the co-founder of the firm's media and telecommunications practice. From August 1987 to June 1995, Mr. Reisfield served in various capacities, including Senior Manager, at McKinsey & Co., Inc., an international management consulting firm. Mr. Reisfield is Chairman of the board of Yack.com, Inc., an Internet program guide, and serves on the board of directors of the Pictet & Cie Global Leisure Fund, S.A.

     Thomas G. Baxter has been a director since March 2000. Since February 2000, Mr. Baxter has served as Chairman, President and Chief Executive Officer of Audible, Inc., an Internet digital audio company. Since June 1998, he has been a consultant to Evercore Capital Partners. From July 1985 until February 1998,
Mr. Baxter has held several positions, including President, at Comcast Cable Communications, Inc. Mr. Baxter is a director of C-SPAN, Inc., Worldgate Communications, Inc. and Dycom Industries Inc.

     Ciara A. Burnham has served as a director since March 2000. Since July 1997, she has been a managing director of Evercore Capital Partners LLP. From March 1996 to July 1997, Ms. Burnham was an equity research analyst with Sanford
C. Bernstein & Co., an investment banking firm. From September 1993 to February 1996, she was employed by McKinsey & Co. in various capacities, including engagement manager.

     Merlin E. Dewing has been a director since March 2000 and is the chairman of our Audit Committee. Mr. Dewing is the Chairman and founder of Dewing Financial Services, Inc., which was established in January 1998. From January 1961 until his retirement in April 1995, Mr. Dewing held several positions, including Managing Partner and Vice Chairman, Audit of KPMG LLP. He served as Chairman of KPMG BayMark from April 1995 until December 1997. Mr. Dewing has served as the President of the Minnesota Society of CPAs and as Chairman of the Greater Minneapolis Chamber of Commerce. Mr. Dewing serves on the boards of Born Information Services, Inc., LB Bank, Inc., Banner Health Systems and Bush Foundation of St. Paul Minnesota.


     Varel D. Freeman has been a director since April 2000. Since March 1999, Mr. Freeman has served as senior partner at Baring Private Equity Partners LLC and is responsible for Baring's private equity investments in Latin America. From February 1995 to February 1999, he was a partner at Chase Capital Partners, managing private equity investments in Latin America. From July 1982 to January 1995, he held several positions at International Finance Corporation, including the director of the Asia Investment Department and manager of the Latin America Capital Markets Division.

     Michael H. Jordan has been a director since June 2000. Mr. Jordan is the Chairman of Luminant Worldwide Corporation, a provider of Internet and e-commerce services. He is also the Chairman of eOriginal Inc., an e-commerce company. In December 1998, Mr. Jordan retired as Chairman and Chief Executive Officer of CBS Corporation, formerly Westinghouse Electric Corporation, a position he assumed in June 1993. From September 1992 to June 1993, Mr. Jordan was a partner with Clayton, Dubilier and Rice, a private investment firm based in New York City. From 1974 through 1992, he was employed by PepsiCo, with his last position as Chief Executive Officer of PepsiCo International and from 1964 through 1974, he worked at McKinsey & Company in several positions, including partner. Mr. Jordan is a member of the President's Export Council, a member and former chairman of the U.S.-Japan Business Council, an organization for improved business and economic relations, Chairman of The College Fund/UNCF, and Chairman of the Policy Board of the Americans for Arts. Mr. Jordan also serves on the boards of Aetna Inc., Dell Computer Corporation, MarketWatch.com, Young & Rubicam Inc. and is Co-Vice Chairman of the board of directors of Clariti Telecommunications International, Ltd.

     Brent M. Longnecker has served as a director since March 2000 and is the Chairman of our Compensation Committee. Since June 1999, he has served as Executive Vice President of Resources Connection, Inc., a professional services firm. From 1985 to 1999, Mr. Longnecker held various positions, including partner in charge of the performance management and compensation consulting practices of Deloitte & Touche LLP and KPMG PeatMarwick, international accounting firms. Mr. Longnecker also serves on the faculty of Certified Professional Education, Inc. and on the board of directors of the Strategy Factory, Inc.


BOARD COMMITTEES

     Our board of directors has an Audit Committee and a Compensation Committee. The Audit Committee of the board consists of Ms. Burnham and Messrs. Baxter, Dewing and Freeman. The Audit Committee reviews our financial statements and accounting practices, makes recommendations to the board regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by our independent auditors. Mr. Dewing is Chairman of the Audit Committee.

     The Compensation Committee of the board consists of Messrs. Freeman, Jordan, Longnecker and Reisfield. The Compensation Committee makes recommendations to the board concerning salaries and incentive compensation for our officers and employees and administers our employee benefit plans.
Mr. Longnecker is Chairman of the Compensation Committee.

DIRECTOR COMPENSATION


     Directors who are also our employees receive no compensation for serving on the board of directors. We reimburse our non-employee directors for all travel and other expenses incurred in connection with attending board of directors and committee meetings. Non-employee directors are also eligible to receive stock option grants under our 2000 Omnibus stock option plan. Pursuant to the plan,
Mr. Schutzman received options to purchase         shares of common stock on
March 23, 2000, and Mr. Reisfield received options to purchase shares of common
stock on         . All remaining directors received options to purchase
shares of our common stock. These options have a three-year vesting period, commencing on the date of grant, and thereafter are exercisable at a price of
$       per share. As of the date of this prospectus, none of these options have vested.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Compensation Committee of the board of directors is an officer or employee of our company. No executive officer of our company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Compensation Committee.

SUMMARY OF COMPENSATION

     The following table sets forth information concerning compensation earned in the fiscal period ended December 31, 1999, by our President and Chief Executive Officer. No other executive officer was paid an annual salary and bonus exceeding $100,000 during that period.

                           SUMMARY COMPENSATION TABLE


                                                                                          NUMBER OF
                                                             ANNUAL COMPENSATION          SECURITIES
                                                       -------------------------------    UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION                            YEAR    SALARY ($)    BONUS ($)    OPTIONS(#)    COMPENSATION ($)
----------------------------------------------------   ----    ----------    ---------    ----------    ----------------
Michael N. Hering,..................................   1999     $189,000         0             0                0
  President and Chief Executive Officer


     Please see the disclosure below for our compensation commitments for our executive officers in 2000.


STOCK OPTIONS

     No options were granted during the fiscal period ended December 31, 1999.


EXERCISE OF OPTIONS AND YEAR-END VALUES

     No stock options have been exercised since our inception.

STOCK OPTION PLAN


     Our 2000 Omnibus stock option plan provides that we can grant either incentive stock options or non-qualified stock options to purchase shares of our common stock in order to provide incentives to our employees, officers, consultants and directors. Under the plan, the maximum number of shares of common stock reserved for the grant of options at any time shall be a number representing 11% of the total number of our fully diluted shares at that time. The plan allows participants to purchase our common stock at prices set by the board of directors or by a committee established to administer the plan, currently the Compensation Committee, but in the case of incentive stock options, the price may not be less than the fair market value at the date the option is granted or, if the incentive stock option is granted to an eligible key employee who is a 10% stockholder, not less than 110% of the fair market value at the date the option is granted. Outstanding options typically vest one-third each year commencing one year from the date of grant. Unexercised options typically expire 10 years after the date of grant. As of June 30, 2000
there were outstanding options to purchase           shares of common stock
pursuant to this plan.

EMPLOYMENT ARRANGEMENTS

Messrs. Hering and Esposito


     As of January 1, 2000, we entered into employment agreements with Messrs. Hering, our President and Chief Executive Officer, and Esposito, our Executive Vice President and Chief Operating Officer. Each agreement has an initial term ending December 31, 2002, but is automatically extended for successive one-year terms unless either party to the agreement gives no more than six months' and no less than three months' prior written notice of their intention to terminate the agreement. Under Mr. Hering's agreement, he is entitled to an annual base salary of $300,000, which will increase to $450,000 upon the completion of this offering. Mr. Hering is also entitled to an annual bonus, as approved by the Compensation Committee, targeted at 50% of his base salary. Under
Mr. Esposito's agreement, he is entitled to an annual base salary of $180,000, which will increase to $250,000 upon the completion of this offering.
Mr. Esposito is also entitled to an annual bonus, as approved by the Compensation Committee, targeted at 40% of his base salary. The agreements are terminable by us for cause or by Messrs. Hering or Esposito, respectively, if there is a change in opportunity, including a material change in the individual's position or duties. The agreements contain non-competition and non-solicitation provisions which expire 24 months from the date of termination if such termination occurs in calendar year 2000, for 18 months if termination occurs in 2001, or for 12 months if termination occurs in 2002. If either
Mr. Hering or Mr. Esposito is terminated early by us without cause or by the individual for a change in opportunity, he will be entitled to severance in the amount of the base salary then in effect, continued payment of an annual bonus of 50% of his base salary then in effect and retention of all benefits, all through the expiration of the term of the agreement.


     In addition, each is entitled to retain all stock options from us, which vest upon termination. If employment is terminated early by Mr. Hering or Mr. Esposito for any reason other than a material change in their position or duties, each is entitled to receive base salary and benefits granted by us and all of their options until the date of termination, and we are also entitled to repurchase from either of them 75% of the issued and outstanding shares of capital stock of our company held by each of them at the date of termination.

Mark Hirschhorn


     As of June 16, 2000, we entered into an employment agreement with Mr. Mark Hirschhorn, our Chief Financial Officer. The agreement has an initial term ending June 25, 2003 but is automatically extended for three successive one-year terms unless either party to the agreement gives at least six months' prior written notice of their intention to terminate the agreement. Under this agreement, Mr. Hirschhorn is entitled to a signing bonus of $100,000 and an annual base salary of $250,000. Mr. Hirschhorn is also entitled to an annual bonus as determined by our Compensation Committee, which cannot be less than 35% of his annual base salary. The agreement is terminable by us for cause or without cause or by Mr. Hirschhorn without cause or for good reason. The agreement contains non-competition and non-solicitation provisions which expire 24 months from the date of termination. If the agreement is terminated early either by us without cause or within two years of a change in control or by Mr. Hirschhorn for good reason, he will be entitled to continued payment of the base salary and annual bonus through the expiration of the scheduled term, retention of benefits through the expiration of the scheduled term, and immediate vesting of all options, which may be exercised at any time within 18 months after termination.

     If the agreement is terminated by us for cause or by Mr. Hirschhorn without good reason, he will be entitled to his base salary, annual bonus and benefits through the date of termination. All options not then vested will be immediately terminated. If employment is terminated early by Mr. Hirschhorn for any reason other than after the occurrence of a change in opportunity, he will be entitled to his base salary and benefits through the date of termination. He will have 18 months to exercise his then vested options. All options not vested at termination and all vested options not exercised during the subsequent 18 month period will be immediately terminated.

Don Freno


     As of July 1, 2000, we entered into an employment agreement with Mr. Don Freno, our Executive Vice President, Operations. The agreement has an initial term ending June 30, 2003, but is automatically extended for successive one-year terms unless either party to the agreement gives no more than six months' and no less than three months' prior written notice of termination of the agreement. Under this agreement, Mr. Freno is entitled to an annual base salary of $150,000, subject to annual merit increases. Mr. Freno is also entitled to an annual bonus, as determined by the Compensation Committee, targeted at 50% of his base salary. In addition, on June 16, 2000, Mr. Freno was issued options to
acquire       shares of common stock. The agreement is terminable by us for cause or without cause or by Mr. Freno without cause or after a change in opportunity, including a material change in his position or duties. The agreement contains non-competition and non-solicitation provisions which expire 24 months from the date of termination, unless his employment is terminated by us without cause or by him after a change in control or a change in opportunity. If the agreement is terminated early either by us without cause or by Mr. Freno after a change in opportunity, he will be entitled to the continued payment of the base salary and annual bonus through the expiration of the scheduled term, retention of benefits through the expiration of the scheduled term and the option to exercise all vested stock options which he holds at termination for a period up to 90 days after termination.

     If employment is terminated early by us with cause, he will be entitled to his base salary, annual bonus and benefits through the date of termination. If employment is terminated early by Mr. Freno for any reason other than after the occurrence of a change in opportunity, he will be entitled to his base salary and benefits through the date of termination.

Gerald L. Rydberg


     As of April 1, 2000, we entered into an employment agreement with
Mr. Gerald L. Rydberg, our Chief Technology Officer. The agreement has an initial term ending March 31, 2003, but is automatically extended for successive one-year terms unless either party to the agreement gives no more than six months' and no less than three months' prior written notice of its intention to terminate the agreement. Under this agreement, Mr. Rydberg is entitled to
options to acquire        shares of our common stock. The agreement is
terminable by us for cause or without cause or by Mr. Rydberg without cause or after a change in opportunity. The agreement contains non-competition and non-solicitation provisions which expire 24 months from the date of termination, unless his employment is terminated by us without cause or by him after a change in control or a change in opportunity, including a material change in his position or duties, in which case the non-competition and non-solicitation provisions will expire after 12 months. If the agreement is terminated early either by us without cause or by Mr. Rydberg after a change in opportunity, he will be entitled to retention of benefits through the expiration of the scheduled term and retention of all stock options from us.


     If employment is terminated early by us with cause or by Mr. Rydberg for any reason other than after the occurrence of a change in opportunity, he will be entitled to his benefits through the date of termination.

LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION

     Our amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following acts:

          o any breach of their duty of loyalty to the corporation or its stockholders;

          o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

          o unlawful payments of dividends or unlawful stock repurchases or redemptions; or

          o any transaction from which the director derived an improper personal benefit.

     This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our amended and restated certificate of incorporation and bylaws provide that we will indemnify our directors and executive officers and other corporate agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether the bylaws would permit indemnification.

     We have obtained directors' and officers' insurance for our directors and officers for specified liabilities.

                           RELATED PARTY TRANSACTIONS

SALES AND ISSUANCES OF SHARES AND OPTIONS

  Series A Convertible Preferred Stock

     In April 2000, we completed a private placement in which we issued
shares of our Series A convertible preferred stock at $   per share to several
accredited and institutional investors for aggregate net proceeds of approximately $19.2 million. Each share of our Series A convertible preferred stock will be converted into one share of our common stock immediately prior to the completion of this offering. The following table summarizes the shares of Series A convertible preferred stock purchased by affiliates or family members of our executive officers, directors and 5% stockholders.


                                                                                                   NUMBER OF SHARES
PURCHASER                                        RELATIONSHIP                                       PURCHASED
-----------------------------------------------  -----------------------------------------------   ----------------
Baring Latin America Private ..................  Varel Freeman, one of our directors, is a
  Equity Fund L.P.                                 managing member of Baring Latin America
                                                   Private Equity Fund
Baring Asia Private Equity ....................  Varel Freeman, one of our directors, is the
  Investments XIX Limited                          general partner of Baring Asia Private Equity
                                                   Investments
i-Hatch Ventures, L.P. ........................  Derek Reisfield, Vice Chairman of our board of directors, is a director of i-Hatch Ventures
                                                   LLC, the general partner of i-Hatch Ventures,
                                                   L.P.
i-Hatch Advisors Fund, L.P. ...................  Derek Reisfield, Vice Chairman of our board of directors, is a director of i-Hatch Ventures
                                                   LLC, the general partner of i-Hatch Advisors
                                                   Fund, L.P.
Craig Reisfield ...............................  Brother of Derek Reisfield, Vice Chairman of
                                                   our board of directors
Gray Horan ....................................  Sister of Derek Reisfield, Vice Chairman of our
                                                   board of directors
Gray Reisfield ................................  Mother of Derek Reisfield, Vice Chairman of our
                                                   board of directors
Donald Reisfield ..............................  Father of Derek Reisfield, Vice Chairman of our
                                                   board of directors
June Smerling .................................  Sister-in-law of Michael Hering, our President
                                                   and Chief Executive Officer
Helen and John Freno ..........................  Sister and brother-in-law of Michael Hering, our President and Chief Executive Officer and
                                                   parents of Don Freno, our Vice President,
                                                   Operations
Lynn Schwarzenbek Rayfiel and .................  Sister-in-law and brother-in-law of Michael
  David Rayfiel                                    Hering, our President and Chief Executive
                                                   Officer

  Investors' Rights Agreement


     As part of our Series A convertible preferred stock private placement, we entered into an agreement with our stockholders, including our founders, Messrs. Hering, Esposito and Freno. This agreement provides that each of our stockholders have unlimited piggyback registration rights for our securities that they own, and beginning 180 days after the completion of this offering, up to three demand registration rights and unlimited registrations on Form S-3, if available, for their shares of common stock issued upon conversion of their shares of Series A convertible preferred stock. We will not be required to effect more than one demand registration or two registrations on Form S-3 in any 12-month period. The agreement also provides that we will bear all expenses incurred for any registration of our securities, other than underwriters fees and expenses, and that we will indemnify the selling stockholders for liabilities arising from any registration, including liabilities under the Securities Act and the Securities Exchange Act.

  Venture Marketing Group


     In April 1999, we entered into an agreement with Venture Marketing Group
LLC, pursuant to which we issued to Venture Marketing Group        shares of our
common stock for business services which it provided to us during 1999. Venture Marketing Group distributed these shares equally to its three members, Mr. Eric
S. Ritter, who owns    shares of our outstanding common stock, Mr. Robert
Kaplan, who owns    shares of our outstanding common stock and Mr. Leonard
Schutzman, the Non-Executive Chairman of our board of directors, who
owns    shares of our outstanding common stock.


Certain Options


     We have granted to our directors, officers and employees the following
options to purchase an aggregate of        shares of our common stock at an
exercise price of    per share. Forty percent of these options will vest upon
the earlier of the completion of this offering or the first anniversary of the date of grant; and 30% of the options will vest on each of the first and second anniversary of the vesting of the first 40% portion.


NAME OF OPTION HOLDER                                 NUMBER OF OPTIONS GRANTED    DATE OF GRANT
---------------------------------------------------   -------------------------    -------------

Leonard Schutzman,  ...............................
  Non-Executive Chairman of our board of directors
                                                                                     March 2000

Derek Reisfield,  .................................
  Vice Chairman of our board of directors
                                                                                     March 2000

Mark Hirschhorn,  .................................
  Vice President and Chief Financial Officer
                                                                                      June 2000

Gerald L. Rydberg,  ...............................
  Chief Technology Officer
                                                                                     April 2000


     As of June 30, 2000, options to purchase a total of            shares of
our common stock were granted to our employees and directors other than those
listed above, at an exercise price of $     per share.


TRANSACTIONS WITH MAGICAL HOLIDAYS


     On July 26, 2000, we entered into a services agreement with Magical Holidays which is owned by Mr. Michael Hering, our President and Chief Executive Officer. Under this agreement, Magical Holidays will provide us with ticketing fulfillment services for travel inventory sold by us, transaction review services, administrative services, including office supplies and equipment, secretarial and clerical services, and other services. We will pay Magical Holidays $50,000 quarterly for the transaction review services. In addition, for each ticket for which fulfillment services are provided by Magical Holidays, we will pay to Magical Holidays a fulfillment fee of $20 until May 31, 2001 and $25 thereafter until May 31, 2002, and an administrative services fee of $5 for each ticket issued during the term of the agreement. We will also pay Magical Holidays its pro rata portion of any rent paid on our behalf for office space that we use. This agreement will terminate on July 26, 2003, unless terminated earlier by us upon written notice to Magical Holidays, or by Magical Holidays, upon 180 days written notice to us. Magical Holidays has also agreed that they will not compete with us in the business of marketing and selling excess travel inventory using an auction format through the Internet during the term of this agreement and for a two-year period thereafter.

TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

  Derek R. Reisfield


     In April 2000, we entered into an agreement with Mr. Derek Reisfield, the Vice Chairman of our board of directors, pursuant to which Mr. Reisfield is entitled to receive $10,000 per month beginning April 1, 2000 through the completion of this offering or upon our sale. In addition, upon completion of this offering, Mr. Reisfield will be entitled to a bonus of an additional $20,000 per month commencing April 1, 2000 for each month preceding the completion of this offering or upon our sale.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of June 1, 2000, assuming the conversion of all of our Series A convertible preferred stock by:


          o each person who beneficially owns more than five percent of our common stock;

          o our President and Chief Executive Officer;

          o each of our directors; and

          o all of our executive officers and directors as a group.

     The percentages shown are based on                shares of common stock
outstanding as of June 1, 2000 and                shares of common stock
outstanding after this offering, including the                shares that are
being offered for sale by us in this offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. The number of shares beneficially owned by a person includes shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of June 1, 2000. The shares issuable under those options or warrants are treated as if they were outstanding for computing the percentage ownership of the person holding those options or warrants but are not treated as if they were outstanding for the purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each person or entity set forth in the table is c/o SkyAuction.com, Inc., 501 Madison Avenue, New York, NY 10022.


                                                                           SHARES             PERCENTAGE OF COMMON
NAME OF BENEFICIAL OWNER                                                BENEFICIALLY OWNED    STOCK BENEFICIALLY OWNED
---------------------------------------------------------------------   ------------------    ------------------------
Baring Latin America Private Equity Fund, L.P.
  230 Park Avenue
  New York, NY 10169.................................................
Baring Asia Private Equity Investments XIX Limited
  P.O. Box 431
  13-15 Victoria Road
  St. Peter Port
  Guernsey Channel Islands
  GY1 32D, United Kingdom............................................
i-Hatch Ventures, L.P.
  c/o i-Hatch Ventures, LLC
  599 Broadway, 11th Floor
  New York, NY 10012.................................................
i-Hatch Advisors Fund, L.P.
  c/o i-Hatch Ventures, LLC
  599 Broadway, 11th Floor
  New York, NY 10012.................................................
Leonard Schutzman....................................................                (1)
Michael N. Hering....................................................                (2)
Salvatore P. Esposito, Jr............................................
Don Freno............................................................            *
Derek R. Reisfield...................................................                (3)
Michael Hering Irrevocable Trust.....................................
Thomas G. Baxter.....................................................            *
Ciara A. Burnham.....................................................            *
Merlin E. Dewing.....................................................            *
Varel D. Freeman.....................................................            *
Michael H. Jordan....................................................            *
Brent M. Longnecker..................................................            *
All directors and executive officers as a group (13 persons).........                (1)(2)(3)

------------------
  * Represents beneficial ownership of less than one percent.

(1) Includes    shares of common stock issuable upon the exercise of options by
    Mr. Schutzman.

(2) This number does not reflect the exercise of call options for shares each that were granted by Mr. Hering to Messrs. Heydt and Hicks under call option agreements dated March 30, 2000.

(3) Includes shares of common stock issuable upon the exercise of options by Mr. Reisfield.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of our company consists of
shares of common stock, par value $.01 per share, and                shares of
preferred stock, par value $.01 per share. Upon completion of this offering,
there will be                outstanding shares of common stock, outstanding
options to purchase                shares of common stock and outstanding
warrants to purchase                shares of common stock.

COMMON STOCK


     Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our amended and restated certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of common stock would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding preferred stock. Each outstanding share of our common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK


     The board of directors has the authority, within the limitations and restrictions stated in amended and restated certificate of incorporation, to provide by resolution for the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock.

OPTIONS


     As of        , options to purchase a total of                shares of
common stock were outstanding, and up to                additional shares of
common stock have been reserved for future grants of options under our 2000
Omnibus stock option plan at an exercise price of $      per share. All of the
options contain standard anti-dilution provisions.

WARRANTS


     As of        , we had                outstanding warrants to purchase
               shares of common stock at a price of $           per share.

REGISTRATION RIGHTS


     We are a party to an agreement with our stockholders, including our founders, Messrs. Hering, Esposito and Freno. This agreement provides that each stockholder has unlimited piggyback registration rights for our securities owned by him, and that upon the completion of this offering, holders of up to shares of Series A convertible preferred stock have up to three demand registration and unlimited registrations on Form S-3, if available. We will not be required to effect more than one demand registration or two registrations on Form S-3 in any 12-month period. The agreement provides that we will bear all expenses incurred for any registration of our securities, other than underwriters fees and expenses, and that we will indemnify the selling stockholders for liabilities arising from any registration, including liabilities under the Securities Act and the Securities Exchange Act. The registration rights described in this agreement terminate with respect to each of our stockholders upon the earlier of the fourth anniversary of the completion of this offering or the date that all the securities held by that stockholder or founder may immediately be sold under Rule 144 of the Securities Act during any 90-day period.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock is
                              .

LISTING

     We have applied to list our common stock on The Nasdaq National Market under the symbol "AUXN."

                           SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.


     Upon completion of this offering, we will have outstanding
shares of common stock. Of these shares, the                shares of common
stock sold in this offering,                shares of common stock eligible to
be sold by employees upon exercise of stock options pursuant to the option exercise program will be freely tradable without restriction under the Securities Act unless purchased by "affiliates" of our company as defined in Rule 144 under the Securities Act. The balance of our outstanding shares of common stock and the shares of common stock issuable upon exercise of outstanding warrants will be "restricted securities" under the Securities Act, subject to restrictions on the timing, manner and volume of sales of such shares. Substantially all shares of our capital stock outstanding prior to this offering are subject to 180-day lock-up agreements and may not be sold in the public market prior to the expiration of the lock-up agreements. Upon the
expiration of the lock-up agreements, approximately                additional
shares will be available for sale in the public market, subject in some cases to compliance with the volume and other limitations of Rule 144.

DAYS AFTER DATE OF THIS PROSPECTUS          SHARES ELIGIBLE FOR SALE                      COMMENT
------------------------------------  ------------------------------------  ------------------------------------
Upon effectiveness                                                          Freely tradable shares sold in this
                                                                            offering
180 days after effectiveness                                                Lock-up released; shares salable
                                                                            under Rule 144, 144(k) or 701
Various dates thereafter                                                    Restricted securities held for one
                                                                            year or less as of 180 days
                                                                            following effectiveness

     Since many of these shares were purchased at prices substantially below current market prices, we believe a significant number of these shares will be sold when eligible for resale.

RULE 144

     In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) one percent of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering, or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 also are subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

     Under Rule 144(k), a person who is not deemed to have been an affiliate of our company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

     Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, 90 days after an issuer is required to meet the reporting requirements of section 13 or 15(d) of the Exchange Act. Any of our employees, officers, directors, or consultants who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period public information, volume limitation or notice provisions of Rule 144.

LOCK-UP AGREEMENTS


     We, our executive officers, all of our stockholders and holders of options and warrants to purchase our capital stock have agreed not to sell any shares of our capital stock without the prior written consent of Bear, Stearns & Co. Inc., during the period ending 180 days after the date of this prospectus, provided that we may grant options and issue shares pursuant to our 2000 Omnibus stock option plan. Bear, Stearns & Co. Inc. may release the shares subject to lock-up agreements in whole or in part at any time without prior public notice. Bear, Stearns & Co. Inc. has no current plans to effect such a release.

STOCK OPTIONS

     As of                            , 2000, approximately
shares of our common stock were issuable pursuant to vested options granted under our 2000 Omnibus stock option plan. All of these shares issuable upon the exercise of options that are exercisable within 180 days following this offering are subject to lock-up agreements with Bear, Stearns & Co. Inc. In addition, we
have issued                shares of our common stock for current and future
growth of options under our 2000 Omnibus stock option plan.


     We intend to file, within 180 days after the date of this prospectus, a registration statement on Form S-8 under the Securities Act of 1933 to register
shares up to                shares of our common stock issuable pursuant to
options granted or reserved for issuance under our 2000 Omnibus stock option plan. This registration statement on Form S-8 will permit the resale of shares by nonaffiliates in the public market without restriction under the Securities Act.

REGISTRATION RIGHTS


     We are a party to an agreement with our stockholders including our founders, Messrs. Hering, Esposito and Freno. This agreement provides that each of our stockholders have unlimited piggyback registration rights for our securities owned by them, and upon the completion of this offering, the holders
of at least     shares of Series A convertible preferred stock have up to three demand registration rights and unlimited registrations on Form S-3, if available, for their shares of common stock. We are not required to effect more than one demand registration or two registrations on Form S-3 in any 12-month period. The agreement provides that we will bear all expenses incurred for any registration of our securities, other than underwriters fees and expenses, and that we will indemnify the selling stockholders for liabilities arising from any registration, including liabilities under the Securities Act and the Securities Exchange Act. The registration rights described in this agreement will terminate with respect to each of our stockholders upon the earlier of the fourth anniversary of the completion of this offering or the date that all the securities held by that stockholder may be sold under Rule 144 of the Securities Act during any 90-day period.

                                  UNDERWRITING


     Subject to the terms and conditions set forth in an underwriting agreement
dated        , 2000, each of the underwriters named below, through their representatives Bear, Stearns & Co. Inc., Donaldson, Lufkin & Jenrette Securities Corporation and DLJdirect Inc., has severally agreed to purchase from us the aggregate number of shares of common stock set forth opposite its name below at the public offering price less the underwriting discount set forth on the cover page of this prospectus.


                                                                                               NUMBER
UNDERWRITER                                                                                   OF SHARES
-------------------------------------------------------------------------------------------   ---------
Bear, Stearns & Co. Inc....................................................................
Donaldson, Lufkin & Jenrette Securities Corporation........................................
DLJdirect Inc..............................................................................
                                                                                              ---------
     Total.................................................................................
                                                                                              =========

     The underwriting agreement provides that the obligations of the several underwriters are subject to approval of certain legal matters by their counsel and to various other conditions. Under the underwriting agreement, the underwriters are obligated to purchase and pay for all of the above shares of common stock, other than those covered by the over-allotment options described below, if they purchase any of the shares.

     The underwriters propose to initially offer some of the shares directly to the public at the offering price set forth on the cover page of this prospectus and some of the shares to dealers at this price less a concession not in excess
of $       per share. The underwriters may allow, and dealers may re-allow,
concessions not in excess of $       per share on sales to other dealers. After
the initial offering of the shares to the public, the underwriters may change the offering price, concessions and other selling terms. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The following table shows the underwriting discount to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                                               NO EXERCISE    FULL EXERCISE
                                                                               -----------    -------------
Per Share...................................................................   $
Total.......................................................................   $

     Other expenses of this offering, including the registration fees and the fees of financial printers, counsel and accountants, payable by us are expected
to be approximately $       .

     We have granted the underwriters an option exercisable for 30 days from the
date of the underwriting agreement to purchase up to        additional shares,
at the offering price less the underwriting discount. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent underwriters exercise this option in whole or in part, then each of the underwriters will become obligated, subject to conditions, to purchase a number of additional shares approximately proportionate to each underwriter's initial purchase commitment as indicated in the preceding table.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

     Our directors, executive officers and stockholders, who collectively hold a
total of        shares of common stock, have agreed, subject to limited
exceptions, not to sell or offer to sell or otherwise dispose of any shares common stock or securities convertible into or exercisable or exchangeable for our common stock, for a period of 180 days after the date of this prospectus without the prior written consent of Bear, Stearns & Co. Inc., on behalf of the underwriters.

     In addition, we have agreed that for a period of 180 days after the date of this prospectus we will not offer, sell or otherwise dispose of any shares of common stock except for the shares offered in this offering and any shares offered in connection with employee benefit plans, without the consent of Bear, Stearns & Co. Inc., on behalf of the underwriters.

     Prior to the offering, there has been no public market for our common stock. Consequently, the initial offering price for our common stock will be determined by negotiations between us and the representatives of the underwriters. Among the factors considered in these negotiations will be:

          o our result of operations in recent periods;

          o estimates of our business potential;

          o an assessment of our management;

          o prevailing market conditions; and

          o the prices of similar securities of generally comparable companies.

     We have applied to list our common stock for quotation on The Nasdaq National Market under the symbol "AUXN." We cannot assure you that an active or orderly trading market will develop for the common stock, or that our common stock will trade in the public markets subsequent to the offering at or above the initial offering price.

     In order to facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than we have actually sold to them. The underwriters may elect to cover any short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased in connection with stabilization transaction or otherwise. The effect of these transactions may be to stabilize or maintain the market price at a level above which might otherwise prevail in the open market, and these transactions may be discontinued at any time. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales. No representation is made as to the magnitude or effect of these activities.


     An electronic prospectus will be available on the Web site maintained by DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation. Other than the prospectus in electronic format, the information on the Web site relating to this offering is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters and should not be relied upon by prospective investors.


     The underwriters have reserved for sale, at the initial public offering
price, up to        shares of common stock for employees, directors, and other persons associated with us who express an interest in purchasing these shares of common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not purchased by these persons will be offered by the underwriters to the general public on the same terms as the other shares offered in this offering.

     The underwriters may, from time to time, engage in transactions with and perform services for, us in the ordinary course of their business.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered will be passed upon for SkyAuction.com by Proskauer Rose LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Morrison & Foerster LLP.

                                    EXPERTS

     The financial statements of SkyAuction.com, Inc. as of December 31, 1999 and for the period of February 12, 1999 (inception) to December 31, 1999 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this prospectus and are included in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION


     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the shares of common stock we propose to sell in this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information concerning SkyAuction.com, Inc. and the common stock we propose to sell in this offering, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document are summaries of the material provisions of the contract or document. If a contract or other document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. You may read and copy all or any portion of the registration statement and its exhibits and schedules at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Commission upon the payment of the fees prescribed by the Commission. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as SkyAuction.com, that file electronically with the Commission.


     As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, and in accordance with these requirements, will file periodic reports, proxy statements and other information with the Commission. Upon approval of the common stock for the quotation on the Nasdaq National Market, these reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                              SKYAUCTION.COM, INC.
                          INDEX TO FINANCIAL STATEMENTS


                                                                                                          Page
                                                                                                       -----------
Independent Auditors' Report.........................................................................          F-2

Financial Statements:

Balance Sheets at December 31, 1999 and March 31, 2000 (unaudited)...................................          F-3

Statements of Operations for the period from February 12, 1999 (inception) through December 31, 1999, for the period from February 12, 1999 (inception) through
  March 31, 1999 (unaudited) and for the three months ended March 31, 2000 (unaudited)...............          F-4

Statements of Stockholders' (Deficit) Equity for the period from February 12, 1999 (inception)
  through December 31, 1999 and for the three months ended March 31, 2000 (unaudited)................          F-5

Statements of Cash Flows for the period from February 12, 1999 (inception) through December 31, 1999, for the period from February 12, 1999 (inception) through
  March 31, 1999 (unaudited) and for the three months ended March 31, 2000 (unaudited)...............          F-6

Notes to Financial Statements........................................................................   F-7 - F-14

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of SkyAuction.com, Inc.

We have audited the accompanying balance sheet of SkyAuction.com, Inc. (the "Company") as of December 31, 1999, and the related statements of operations, stockholders' deficit and cash flows for the period from February 12, 1999 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1999, and the results of its operations and its cash flows for the period from February 12, 1999 (inception) to December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP
June 1, 2000
(July 26, 2000 as to Note 10)

                              SKYAUCTION.COM, INC.
                                 BALANCE SHEETS

                                                                                                          PRO FORMA
                                                                                                         STOCKHOLDERS'
                                                                                                            EQUITY
                                                                                                          MARCH 31,
                                                                         DECEMBER 31,     MARCH 31,          2000
                                                                            1999             2000
                                                                         ------------    ------------    -------------
                                                                                         (UNAUDITED)      (UNAUDITED)
                                ASSETS
Current assets:
  Cash and cash equivalents...........................................    $1,312,533     $ 10,840,765
  Accounts receivable, net of allowance of approximately $16,694 and
    $30,247, respectively.............................................        24,466           62,733
  Inventory, net of reserve of approximately $7,681 and $58,192,
    respectively......................................................       131,407          672,050
  Deposits on inventory...............................................       294,750          294,750
  Promotional merchandise.............................................            --          815,400
  Other current assets................................................        94,560          443,986
                                                                          ----------     ------------
    Total current assets..............................................     1,857,716       13,129,684
  Property and equipment--Net.........................................       198,595          391,168
  Other assets........................................................        13,212           56,212
                                                                          ----------     ------------
    Total assets......................................................    $2,069,523     $ 13,577,064
                                                                          ==========     ============

            LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
  Accounts payable....................................................    $1,063,172     $  2,061,617
  Accrued expenses....................................................       507,348          627,590
  Accrued private placement expenses..................................            --          638,994
  Deferred revenue....................................................       344,319          369,078
  Due to related party................................................       409,235          835,422
                                                                          ----------     ------------
    Total current liabilities.........................................     2,324,074        4,532,701
                                                                          ----------     ------------
Commitments and contingencies
Stockholders' (deficit) equity:
  Series A convertible preferred stock, par value $0.01 per share;
    450,000 shares authorized; 0 and 188,851 shares issued and outstanding at December 31, 1999 and March 31, 2000, respectively,
    and 0 shares issued and outstanding, pro forma....................            --            1,889     $        --
  Common stock, par value $0.01 per share; 9,550,000 shares
    authorized; 1,000,000 shares issued and outstanding at
    December 31, 1999, and March 31, 2000 and 1,188,851 shares issued
    and outstanding, pro forma........................................        10,000           10,000          11,889
  Additional paid-in capital..........................................     2,102,346       13,427,870      13,427,870
  Warrant.............................................................            --           90,558          90,558
  Subscription receivable--preferred stock............................            --         (786,784)       (786,784)
  Accumulated deficit.................................................    (2,366,897)      (3,699,170)     (3,699,170)
                                                                          ----------     ------------     -----------
    Total stockholders' (deficit) equity..............................      (254,551)       9,044,363     $ 9,044,363
                                                                          ----------     ------------     ===========
      Total liabilities and stockholders' equity......................    $2,069,523     $ 13,577,064
                                                                          ==========     ============

                       See notes to financial statements.

                              SKYAUCTION.COM, INC.
                            STATEMENTS OF OPERATIONS


                                                                 PERIOD FROM        PERIOD FROM
                                                                FEBRUARY 12,       FEBRUARY 12,
                                                                    1999           1999 (INCEPTION)
                                                                 (INCEPTION)       TO MARCH 31,         THREE MONTHS
                                                                TO DECEMBER 31,                         ENDED MARCH 31,
                                                                    1999               1999                 2000
                                                                ---------------    -----------------    ---------------
                                                                                      (UNAUDITED)         (UNAUDITED)
Revenues.....................................................     $ 6,720,071          $ 185,831          $ 5,299,658
                                                                  -----------          ---------          -----------
Operating expenses:
  Cost of travel  ...........................................       5,711,576            152,333            4,576,691
  Credit card, fulfillment and shipping costs................         515,014             19,193              361,190
  Selling, general and administrative expenses (excluding
     non-cash stock based compensation)......................       2,113,866            195,932            1,577,418
  Non-cash stock based compensation..........................         712,046            153,011                   --
  Depreciation and amortization..............................          39,719              1,800              113,548
                                                                  -----------          ---------          -----------
     Total operating expenses................................       9,092,221            522,269            6,628,847
                                                                  -----------          ---------          -----------
Loss from operations.........................................      (2,372,150)          (336,438)          (1,329,189)
Interest income..............................................           5,253                 --               11,261
                                                                  -----------          ---------          -----------
     Net loss................................................     $(2,366,897)         $(336,438)         $(1,317,928)
                                                                  ===========          =========          ===========
Preferred stock dividends....................................              --                 --               14,345
                                                                  -----------          ---------          -----------
Net loss available to common stockholders....................     $(2,366,897)         $(336,438)         $(1,332,273)
                                                                  ===========          =========          ===========
Net loss per common share....................................     $     (2.42)         $   (0.37)         $     (1.33)
                                                                  ===========          =========          ===========
Weighted average number of shares of
  common stock outstanding...................................         979,260            913,000            1,000,000
                                                                  ===========          =========          ===========
Pro forma basic net loss per share (unaudited)...............                                             $     (1.30)
                                                                                                          ===========
Pro forma weighted average number of shares of common stock
  outstanding (unaudited)....................................                                               1,010,006
                                                                                                          ===========

                       See notes to financial statements.

                              SKYAUCTION.COM, INC.
                  STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
           FOR THE PERIOD FROM FEBRUARY 12, 1999 (INCEPTION) THROUGH
                DECEMBER 31, 1999 AND FOR THE THREE MONTHS ENDED
                           MARCH 31, 2000 (UNAUDITED)

                                                         SERIES A                                              SUBSCRIPTIONS
                                  COMMON STOCK       PREFERRED STOCK     DEFERRED      ADDITIONAL              RECEIVABLE
                               -------------------   ----------------      STOCK         PAID-IN                PREFERRED
                                SHARES     AMOUNT    SHARES    AMOUNT   COMPENSATION     CAPITAL     WARRANT      STOCK
                               ---------   -------   -------   ------   ------------   -----------   -------   -------------
Balance, February 12, 1999
  (Inception).................        --   $    --        --   $  --     $       --    $        --   $   --      $      --
  Issuance of founders
    stock.....................   913,000     9,130        --      --             --         (8,830)      --             --
  Contributed capital.........        --        --        --      --             --      1,400,000       --             --
  Stock based compensation....    87,000       870        --      --             --         99,130       --             --
  Options granted to
    nonemployees..............        --        --        --      --       (612,046)       612,046       --             --
  Amortization of stock based
    grants....................        --        --        --      --        612,046             --       --             --
  Net loss....................        --        --        --      --             --             --       --             --
                               ---------   -------   -------   ------    ----------    -----------   -------     ---------
Balance, December 31, 1999.... 1,000,000    10,000        --      --             --      2,102,346       --             --
                               ---------   -------   -------   ------    ----------    -----------   -------     ---------
  Net proceeds from issuance
    of Series A Preferred
    Stock.....................        --        --   169,363   1,694             --     12,816,277       --       (786,784)
  Conversion of contributed
    capital for Series A
    Preferred Stock...........        --        --    19,488     195             --     (1,400,195)      --             --
  Warrant.....................        --        --        --      --             --        (90,558)  90,558             --
  Accrued dividends...........        --        --        --      --             --             --       --             --
  Net loss....................        --        --        --      --             --             --       --             --
                               ---------   -------   -------   ------    ----------    -----------   -------     ---------
Balance, March 31, 2000
  (Unaudited)................. 1,000,000   $10,000   188,851   $1,889    $       --    $13,427,870   $90,558     $(786,784)
                               =========   =======   =======   ======    ==========    ===========   =======     =========


                                ACCUMULATED
                                  DEFICIT        TOTAL
                                -----------   -----------
Balance, February 12, 1999
  (Inception).................  $       --    $        --
  Issuance of founders
    stock.....................          --            300
  Contributed capital.........          --      1,400,000
  Stock based compensation....          --        100,000
  Options granted to
    nonemployees..............          --             --
  Amortization of stock based
    grants....................          --        612,046
  Net loss....................  (2,366,897)    (2,366,897)
                                -----------   -----------
Balance, December 31, 1999....  (2,366,897)      (254,551)
                                -----------   -----------
  Net proceeds from issuance
    of Series A Preferred
    Stock.....................          --     12,031,187
  Conversion of contributed
    capital for Series A
    Preferred Stock...........          --     (1,400,000)
  Warrant.....................          --             --
  Accrued dividends...........     (14,345)       (14,345)
  Net loss....................  (1,317,928)    (1,317,928)
                                -----------   -----------
Balance, March 31, 2000
  (Unaudited).................  $(3,699,170)  $ 9,044,363
                                ===========   ===========

                       See notes to financial statements.

                              SKYAUCTION.COM, INC.
                            STATEMENTS OF CASH FLOWS


                                                                 PERIOD FROM
                                                                FEBRUARY 12,         PERIOD FROM
                                                                    1999            FEBRUARY 12,
                                                                 (INCEPTION)       1999 (INCEPTION)      THREE MONTHS
                                                                TO DECEMBER 31,      TO MARCH 31,       ENDED MARCH 31,
                                                                    1999                 1999               2000
                                                                ---------------    -----------------    ---------------
                                                                                      (UNAUDITED)         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...................................................     $(2,366,897)         $(336,438)        $  (1,317,928)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
       Depreciation and amortization.........................          39,719              1,800               113,548
       Non-cash stock-based compensation.....................         712,046            153,011                    --
       Provision for bad debts...............................          16,694                 --                13,553
       Provision for inventory reserve.......................           7,681                 --                50,511
     Changes in assets and liabilities:
       Increase in accounts receivable.......................         (41,160)              (395)              (51,820)
       Increase in inventory.................................        (139,088)                --              (591,154)
       Increase in deposits on inventory.....................        (294,750)                --                    --
       Increase in promotional merchandise...................              --                 --              (815,400)
       Increase in other current assets......................         (94,560)            (2,500)             (349,426)
       Increase in other assets..............................         (13,212)                --               (43,000)
       Increase in accounts payable..........................       1,063,172             41,484               998,445
       Increase in accrued expenses..........................         507,348             81,124               105,897
       Increase in deferred revenue..........................         344,319             47,681                24,759
       Increase in due to related party......................         409,235             43,727               426,187
                                                                  -----------          ---------         -------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES..........         150,547             29,494            (1,435,828)
                                                                  -----------          ---------         -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.........................         (36,061)           (18,000)              (67,011)
  Capitalized software development costs.....................        (202,253)                --              (239,110)
                                                                  -----------          ---------         -------------
NET CASH USED IN INVESTING ACTIVITIES........................        (238,314)           (18,000)             (306,121)
                                                                  -----------          ---------         -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Capital contribution.......................................       1,400,000                 --                    --
  Proceeds from issuance of common stock.....................             300                300                    --
  Proceeds from issuance of Series A Preferred Stock.........              --                 --            11,380,288
  Costs incurred for issuance of Series A Preferred Stock....              --                 --              (110,107)
                                                                  -----------          ---------         -------------
NET CASH PROVIDED BY FINANCING ACTIVITIES....................       1,400,300                300            11,270,181
                                                                  -----------          ---------         -------------
NET INCREASE IN CASH AND CASH EQUIVALENTS....................       1,312,533             11,794             9,528,232
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...............              --                 --             1,312,533
                                                                  -----------          ---------         -------------
CASH AND CASH EQUIVALENTS, END OF PERIOD.....................     $ 1,312,533          $  11,794         $  10,840,765
                                                                  ===========          =========         =============
Supplemental disclosure of cash flow information:
  Cash paid for income taxes.................................     $        --          $      --         $         680
                                                                  ===========          =========         =============
Supplemental disclosure of non-cash transactions:
  Warrant granted to a broker................................     $        --          $      --         $      90,558
                                                                  ===========          =========         =============

                       See notes to financial statements.

                              SKYAUCTION.COM, INC.
                         NOTES TO FINANCIAL STATEMENTS
      PERIOD FROM FEBRUARY 12, 1999 (INCEPTION) THROUGH DECEMBER 31, 1999,
  PERIOD FROM FEBRUARY 12, 1999 (INCEPTION) THROUGH MARCH 31, 1999 (UNAUDITED)

             AND THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED)

1. BUSINESS DESCRIPTION


     SkyAuction.com, Inc. (the "Company"), incorporated in Delaware on February 12, 1999 ("inception"), is a leading online marketer and distributor of travel products and services using a no-reserve auction process. The Company offers excess travel inventory from leading airlines, hotels, resorts and tour operations. The Company allows its customers to bid on a wide variety of quality products and services, such as airline tickets on scheduled flights, hotel and resort accommodations, tour services and comprehensive travel packages.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. The preparation of financial statements in conformity with generally accepted accounting principles also requires management to make estimates and assumptions that affect the disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK


     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains cash and cash equivalents with high credit quality domestic financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. From time to time, the Company's cash balances with any one financial institution may exceed Federal Deposit Insurance Corporation insurance limits.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Accounts receivable are stated net of allowance for doubtful accounts which is based on specific identification of accounts considered to be potentially doubtful of collection.

INVENTORY

     Inventories are stated at the lower of cost or market, net of a reserve for potentially unsaleable inventory. Cost is determined on a specific method. Inventory primarily consists of hotel and resort rooms identified for future sale.

                              SKYAUCTION.COM, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

      PERIOD FROM FEBRUARY 12, 1999 (INCEPTION) THROUGH DECEMBER 31, 1999, PERIOD FROM FEBRUARY 12, 1999 (INCEPTION) THROUGH MARCH 31, 1999 (UNAUDITED)
             AND THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

DEPOSITS ON INVENTORY

     Deposits on inventory consist of deposits made for resort units where the Company has not specifically identified the particular unit that they intend to purchase for an auction winner.

PROMOTIONAL MERCHANDISE

     Promotional merchandise consists of promotional and give-away items that have not been distributed to the general public.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the depreciable assets, which range from three to seven years. Improvements are capitalized, while repair and maintenance costs are charged to operations as incurred.

SOFTWARE DEVELOPMENT COSTS


     Also included in property and equipment are website development costs (costs of computer software developed or obtained for internal use). Software development costs primarily consist of costs to develop software which enables users to access information on the Company's website. Software development costs are capitalized in accordance with American Institute of Certified Public Accountants Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement requires the Company to capitalize costs that are directly related to the development of certain systems of the Company including both purchased software costs and development costs related to internal software products. The Company amortizes these costs beginning on the date placed in service on a straight-line basis over periods of one to two years. Cost of computer software developed or obtained for internal use are capitalized while in the application development stage and are expensed while in the preliminary stage and post-implementation stage.

IMPAIRMENT OF ASSETS


     The Company's long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the net carrying amount may not be recoverable. When such events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying amount of the assets, the Company would recognize an impairment loss. The impairment loss, if determined to be necessary, would be measured as the amount by which the carrying amount of the assets exceeds the fair values of the assets. The Company determined that, as of December 31, 1999 and March 31, 2000, there had been no impairment in the carrying value of its long-lived assets.

REVENUE RECOGNITION


     Revenue is recognized after all of the following have occurred: a bidder wins and confirms an auction, the orders are placed with ticket agents or third party suppliers (e.g. airlines, hotels or both), the auction winner is notified that the auction has been fulfilled and collection is reasonably assured. Generally, a credit card is charged or a check is received before revenue is recognized. Revenues include service, shipping and

                              SKYAUCTION.COM, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

      PERIOD FROM FEBRUARY 12, 1999 (INCEPTION) THROUGH DECEMBER 31, 1999, PERIOD FROM FEBRUARY 12, 1999 (INCEPTION) THROUGH MARCH 31, 1999 (UNAUDITED)
             AND THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

handling charges and cancellation fees but exclude excise taxes. A reserve is established for estimated cancellations at the time revenues are recorded.


DEFERRED REVENUE

     Deferred revenue represents amounts received from customers before the Company's criteria for revenue recognition is met.

COST OF TRAVEL


     Cost of travel is comprised solely of the cost of airline tickets, hotel rooms, tour packages and other tour components.

CREDIT CARD, FULFILLMENT AND SHIPPING COSTS


     Credit card, fulfillment and shipping costs is comprised of ticketing fulfillment fees, credit card proccessing charges and shipping costs related to auctions fulfilled. Some of these costs were paid through Magical Holidays, a related party.

INCOME TAXES

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," pursuant to which deferred assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates currently in effect.

NON-CASH STOCK-BASED COMPENSATION


     The Company accounts for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25. Accordingly, the Company records deferred compensation for the difference between the exercise price and the fair value of stock options granted to employees at the date of grant. Deferred compensation is amortized to compensation expense over the vesting period of the underlying options. The Company accounts for non-cash stock-based compensation paid to nonemployees using the fair value method prescribed in SFAS No. 123, "Accounting for Stock-Based Compensation."

NET LOSS PER COMMON SHARE


     Basic loss per common share was computed by dividing net loss by the weighted average number of shares of common stock outstanding. Diluted loss per common share has not been presented since the impact of options, the warrant and convertible preferred stock would have been anti-dilutive.


UNAUDITED PRO FORMA BASIC NET LOSS PER SHARE AND UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY


     Unaudited pro forma basic net loss per share has been computed in the same manner as net loss per share as described above and also gives effect to the conversion of all convertible preferred stock that will automatically occur upon completion of the Company's initial public offering (using the if-converted method) (see Note 10). If an offering which results in aggregate cash proceeds to the Company of at least $50,000,000 is consummated, all of the convertible preferred stock outstanding will automatically be converted into an aggregate of 188,851 shares of common stock, based on the shares of all convertible preferred stock outstanding at March 31, 2000.

                              SKYAUCTION.COM, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

      PERIOD FROM FEBRUARY 12, 1999 (INCEPTION) THROUGH DECEMBER 31, 1999, PERIOD FROM FEBRUARY 12, 1999 (INCEPTION) THROUGH MARCH 31, 1999 (UNAUDITED)
             AND THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

Pro forma basic net loss per share is as follows:


                                                                                  THREE MONTHS
                                                                                      ENDED
                                                                                  MARCH 31, 2000
                                                                                  --------------
Net loss available to common stockholders giving effect to the conversion of
  preferred stock..............................................................    $ (1,317,928)
                                                                                   ============
Shares used in computing basic net loss per share..............................       1,000,000
Adjusted to reflect the effect of the automatic conversion of all convertible
  preferred stock from the date of issuance....................................          10,006
                                                                                   ------------
Weighted average shares used in computing pro forma basic net loss per share...       1,010,006
                                                                                   ============
Pro forma basic net loss per share.............................................    $      (1.30)
                                                                                   ============


     Unaudited pro forma stockholders' equity at March 31, 2000 assumes that the conversion of all convertible preferred stock had occurred as of March 31, 2000.

NEW ACCOUNTING PRONOUNCEMENT

     Generally accepted accounting principles will require, for fiscal years beginning after June 15, 2000, that an entity recognize all derivatives as either an asset or a liability and measure those instruments at fair value, as well as identify the conditions for which a derivative may be specifically designed as a hedge. The Company has not participated in any derivative instruments or hedging activities and therefore believes that there will be no financial statement impact.


     In December 1999, the Securities Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company believes that its current revenue recognition policies comply with SAB No. 101.

UNAUDITED FINANCIAL STATEMENTS

     The accompanying unaudited financial statements reflect all adjustments (consisting only of normal recurring entries) which are, in management's opinion, necessary for a fair presentation of the results for the interim periods presented.

3. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Fair values are estimated for financial instruments included in current assets and current liabilities at book value, due to the short maturity of such instruments. The book value of the Company's long-term financial instruments approximated their fair value at December 31, 1999.

4. PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1999 consists of the following:


                                                                              ESTIMATED USEFUL LIFE
                                                                              ---------------------
Computer software.............................................   $ 202,253         1-2 years
Computer equipment............................................      28,770           3 years
Office furniture and equipment................................       7,291           7 years
                                                                 ---------
Total.........................................................     238,314
Less accumulated depreciation.................................      39,719
                                                                 ---------
Property and equipment--net...................................   $ 198,595
                                                                 =========

                              SKYAUCTION.COM, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

      PERIOD FROM FEBRUARY 12, 1999 (INCEPTION) THROUGH DECEMBER 31, 1999, PERIOD FROM FEBRUARY 12, 1999 (INCEPTION) THROUGH MARCH 31, 1999 (UNAUDITED)
             AND THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED)

4. PROPERTY AND EQUIPMENT--(CONTINUED)

     Depreciation expense for the period February 12, 1999 (inception) through December 31, 1999 amounted to $39,719.

5. ACCRUED EXPENSES

     Accrued expenses at December 31, 1999 consist of the following:


Accrued salary and bonus..........................................................   $196,928
Other accrued expenses............................................................    310,420
                                                                                     --------
Total.............................................................................   $507,348
                                                                                     ========

6. COMMITMENTS AND CONTINGENCIES

     In September 1999, the Company entered into a purchase agreement for resort accommodations. The agreement provides for resort rooms at a minimum number of weeks to be purchased. The entire commitment by the Company was for $795,000. Included within Inventory in the December 31, 1999 balance sheet is $131,407 of specifically identified resort rooms. Included within Deposits on inventory in the December 31, 1999 balance sheet is $294,750 which represent resort units not specifically selected by the Company where the Company has paid or is committed to pay for the resort rooms. The remaining commitment for resort rooms at December 31, 1999 is $264,627 which, per the agreement, are to be selected during the year ending December 31, 2000.

     From time to time, the Company becomes involved in various claims and lawsuits that are incidental to its business. In the opinion of the Company, there are no legal proceedings pending against the Company that are likely to have a material adverse effect on the Company's financial condition or results of operations.

7. STOCKHOLDERS' (DEFICIT) EQUITY

     The Company is authorized to issue 9,550,000 shares of common stock and 450,000 shares of Series A Preferred Stock. Both common and preferred stock have a par value of $.01 per share. The Company issued 913,000 shares of common stock to its three founders at inception with one founder contributing $300.

     As compensation for consulting services provided relating to advice and generating leads in regard to obtaining investors in the Company during the period ended December 31, 1999, the Company granted 87,000 shares of the Company's common stock in April 1999. Based on an estimate of the fair value of the services provided, the Company recorded $100,000 as a selling, general and administrative expense during the period ended December 31, 1999.

     In December 1999, the Company received $1,400,000 from an unrelated third-party investor and recorded the amount within additional paid-in capital in the December 31, 1999 balance sheet. In March 2000, the investor's contribution was converted into 19,488 shares of Series A Preferred Stock at $71.84 per share (see note 10).

8. RELATED PARTY BALANCES AND TRANSACTIONS


     A wholesale travel agent that provides tickets and other administrative services to the Company is owned by the president and majority shareholder of the Company. The wholesale travel agent issued tickets and provided computer connectivity, purchasing, and other services for the Company at a fulfillment fee of $25 per ticket generated. Furthermore, the Company shared a phone system, incurred credit card fees, used services of certain employees, including the spouse of the major stockholder and occupied space that is

                              SKYAUCTION.COM, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

      PERIOD FROM FEBRUARY 12, 1999 (INCEPTION) THROUGH DECEMBER 31, 1999, PERIOD FROM FEBRUARY 12, 1999 (INCEPTION) THROUGH MARCH 31, 1999 (UNAUDITED)
             AND THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED)

8. RELATED PARTY BALANCES AND TRANSACTIONS--(CONTINUED)

rented by the wholesale travel agent. The Company's rental arrangement with this wholesale travel agent is on a month-to-month basis. The Company incurred $1,210,552 of salaries and expenses for these services during the period ended December 31, 1999 and had a liability of $409,235 to the wholesale travel agent at December 31, 1999. In management's opinion, these services have been recorded at fair value.



9. INCOME TAXES

     The Company has incurred losses since inception which have generated net operating loss carryforwards of approximately $2.4 million at December 31, 1999. These carryforwards are available to offset future taxable income subject to certain limitations and expire on December 31, 2019.

     In accordance with SFAS No. 109, the net operating loss carryforwards and temporary differences resulted in a noncurrent deferred tax benefit at December 31, 1999 of approximately $1,090,000. In consideration of the Company's accumulated losses and the uncertainty of its ability to utilize the deferred tax benefit in the future, the Company has recorded a valuation allowance of an equal amount on such date to fully offset the deferred tax benefit amount.

    Deferred tax assets............................................................   $ 1,090,200
    Less valuation allowance.......................................................    (1,090,200)
                                                                                      -----------
    Net deferred taxes.............................................................   $        --
                                                                                      ===========

     The Company's deferred tax assets primarily consist of the net operating loss carryforwards generated in the current period. As of December 31, 1999, a valuation allowance of $1,090,000 is provided because the realization of the deferred tax benefits is not assured.

     The reconciliation of the income tax rates to the effective income tax rate is as follows:

                                                                                     PERIOD ENDED
                                                                                  DECEMBER 31, 1999
                                                                                  -----------------
    Federal income tax rate....................................................          34.0%
    State and local income tax rates...........................................           12.0
    Net operating losses.......................................................         (46.0)
                                                                                       -------
    Effective rate.............................................................           0.0%
                                                                                       =======

10. SUBSEQUENT EVENTS

EMPLOYMENT AGREEMENTS


     The Company has entered into employment agreements with an initial term of three years with two executives of the Company as of January 1, 2000. Future minimum payments under terms of these agreements as of January 1, 2000 are $480,000 per year through December 31, 2002. The Company has entered into employment agreements with three executives of the Company as of July 1, 2000. Future minimum payments under terms of these three agreements are $338,000, $150,000 and $150,000 per year through June 25, 2003, June 30, 2003 and
July 23, 2002, respectively.

                              SKYAUCTION.COM, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

      PERIOD FROM FEBRUARY 12, 1999 (INCEPTION) THROUGH DECEMBER 31, 1999, PERIOD FROM FEBRUARY 12, 1999 (INCEPTION) THROUGH MARCH 31, 1999 (UNAUDITED)
             AND THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED)

10. SUBSEQUENT EVENTS--(CONTINUED)

RESORT COMMITMENT

     In February 2000, the Company entered into a purchase agreement for resort accommodations. The agreement provides for resort rooms at a minimum number of weeks to be purchased. The entire commitment by the Company was for $1,050,000. The resort rooms must be selected by the Company prior to December 31, 2000.


SERVICES AGREEMENT


     The Company expects to continue its business relationship with a wholesale travel agent in connection with a July 26, 2000 Services Agreement between the Company and the wholesale travel agent (see note 8).

STOCK OPTION PLAN

     In March 2000, the board of directors adopted the 2000 Omnibus Plan (the "Omnibus Plan") providing for the issuance of incentive and nonqualified options to directors, employees, and nonemployee consultants as well as the ability to grant shares of restricted stock and other stock based awards at the discretion of the board of directors. The Omnibus Plan is authorized to issue up to a maximum of 11% of the total number of fully diluted common shares of the Company provided that the maximum number of shares of incentive options can not exceed 80,000 options. Under the Omnibus Plan, all options granted expire ten years from the date of grant.

     On March 30, 2000, the Chief Executive Officer of the Company granted 20,000 options of his personal common stock to two nonemployees who provided services to the Company during the period ended December 31, 1999. The options, with an exercise price of $71.84 per share, vested immediately and have a one-year expiration period. The Company recorded $373,329 of noncash consulting expense related to this stock option grant with a corresponding credit to additional paid in capital for the period ended December 31, 1999.

     On May 24, 2000, the Company granted 10,000 options to employees of Magical Holidays, a related party, for services provided to the Company during the period ended December 31, 1999. The options, with an exercise price of $71.84 per share, vested immediately and have a one-year expiration period. The Company recorded $238,717 of noncash consulting expense related to these stock options granted with a corresponding credit to additional paid in capital for the period ended December 31, 1999.

     As described in Note 2, the Company applies the fair value method under SFAS No. 123 for stock options granted to nonemployees. The fair value was calculated for the options on the date of grant using the Black-Scholes option-pricing model. The assumptions used in applying the option-pricing model include a risk free interest rate of 6.26%, no dividend yield, expected life of one year and expected volatility of between 60 and 80%.


     Through June 30, 2000, in addition to the stock option grants detailed above, the Company granted options to purchase 123,173 shares of the Company's common stock at an exercise price of $71.84 per share to employees and directors of the Company.

                              SKYAUCTION.COM, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

      PERIOD FROM FEBRUARY 12, 1999 (INCEPTION) THROUGH DECEMBER 31, 1999, PERIOD FROM FEBRUARY 12, 1999 (INCEPTION) THROUGH MARCH 31, 1999 (UNAUDITED)
             AND THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED)

10. SUBSEQUENT EVENTS--(CONTINUED)

LEASES

     In March 2000, the Company entered into operating leases for office space. The leases are noncancelable through December 2004. One of the leases will be extended to April 2013 unless the Company notifies the landlord. If the Company does notify the landlord to cancel the lease, the Company will be required to provide six months notice. Future minimum lease payments on operating leases are as follows:

   YEAR ENDING DECEMBER 31,
   ------------------------
   2000..............................................................................    $131,667
   2001..............................................................................     176,458
   2002..............................................................................     192,500
   2003..............................................................................     192,500
   2004..............................................................................     200,000
   Thereafter........................................................................      61,250
                                                                                         --------
   Total minimum lease payments......................................................    $954,375
                                                                                         ========

PREFERRED STOCK


     In March and April 2000, as part of its financing, the Company issued 188,851 and 78,655 shares of Series A Convertible Preferred Stock (the "Series A Preferred"), respectively, in consideration for $19.2 million in gross proceeds ($71.84 per share). At March 31, 2000, the Company had a receivable of $786,784 in relation to the Series A Preferred stock. The Company received the $786,784 in April 2000. The Series A Preferred is convertible into the Company's common stock on a one-for-one basis at any time by the holders. Each share of Series A Preferred will automatically convert into one share of the Company's common stock upon the consummation of the Company's initial public offering which results in aggregate cash proceeds to the Company of at least $50 million. Each holder of Series A Preferred has the right to one vote for each share of common stock that would be converted. The Series A Preferred ranks senior to the Company's common stock as to dividends and has a liquidation preference of $71.84 per share. The holders of the Series A Preferred are entitled to receive cumulative annual dividends of $5.75 per share, which are payable annually out of funds legally available, and therefore have preference to any other dividends being paid by the Company. The Company recorded a dividend payable of $14,345 at March 31, 2000. Additionally, the Company accrued $638,994 related to broker and professional fees incurred in connection with the Series A Preferred issuance in March 2000.

WARRANT

     Effective March 2000, the Company issued a warrant to purchase 6,960 shares of the Company's common stock to a broker, at an exercise price of $71.84 per share, in connection with its role in a portion of the private placement of the Company's Series A Preferred stock in March 2000. The warrant was valued at $90,558, using the Black-Scholes option pricing model with the following assumptions: no dividend yield, a volatility factor of 60%, risk free interest rate of 6.29% and an expected life of six months. The warrant is fully vested and may be exercised at any time prior to the earlier of March 30, 2002 or the effective date of the Company's initial public offering.

            ------------------------------------------------------
            ------------------------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER SKYAUCTION.COM, INC. NOR ANY UNDERWRITER HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THE PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THESE SECURITIES.

     NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY SUCH JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE THE RESTRICTIONS OF THAT JURISDICTION RELATED TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS.

                           --------------------------

                               TABLE OF CONTENTS

                           --------------------------


                                                  PAGE
                                                  ----
Prospectus Summary.............................      1
Risk Factors...................................      6
Use of Proceeds................................     17
Dividend Policy................................     17
Capitalization.................................     18
Dilution.......................................     19
Selected Financial Data........................     20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................     21
Business.......................................     25
Management.....................................     36
Related Party Transactions.....................     42
Principal Stockholders.........................     44
Description of Capital Stock...................     45
Shares Eligible for Future Sale................     46
Underwriting...................................     48
Legal Matters..................................     50
Experts........................................     50
Additional Information.........................     50
Index to Financial Statements..................    F-1


     UNTIL                   , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS THAT BUY, SELL OR TRADE IN OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

            ------------------------------------------------------
            ------------------------------------------------------



            ------------------------------------------------------
            ------------------------------------------------------

                                              SHARES

                          [SKYAUCTION.COM, INC. LOGO]

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS

                            ------------------------


                            BEAR, STEARNS & CO. INC.

                          DONALDSON, LUFKIN & JENRETTE

                                 DLJDIRECT INC.

                                           , 2000

            ------------------------------------------------------
            ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by SkyAuction.com in connection with the sale of the securities being registered. All amounts are estimates.


SEC registration fee....................................................................    18,480
NASD filing fee.........................................................................     7,500
Nasdaq National Market listing fee......................................................    38,750
Printing and engraving expenses.........................................................
Legal fees and expenses.................................................................
Accounting fees and expenses............................................................
Blue sky fees and expenses..............................................................     5,000
Transfer agent fees.....................................................................
Miscellaneous fees and expenses.........................................................
  Total.................................................................................

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933.


     As permitted by Delaware law, Article Seventh of our amended and restated certificate of incorporation provides that (1) we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; (2) we are permitted to indemnify our other employees to the extent that we indemnify our officers and directors, unless otherwise required by law, our amended and restated certificate of incorporation, our by-laws or agreements; (3) we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; and (4) the rights conferred in our amended and restated certificate of incorporation are not exclusive. As permitted by Delaware law, our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability
(1) for any breach of the director's duty of loyalty to us or our stockholders;
(2) for acts of omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of Delaware General Corporation Law regarding payments of dividends, stock purchases or redemptions which are unlawful; or (4) for any transaction from which the director derived an improper personal benefit. This provision in our amended and restated certificate of incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to our company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.


     As permitted by Delaware law, we have purchased insurance covering our directors and officers against liability asserted against them in their capacity as such. Reference is made to the Underwriting Agreement contained in
Exhibit 1.1 hereto, which contains provisions indemnifying our officers and directors against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since our inception on February 12, 1999, we have issued and sold the following securities:

     (A) Issuances of Capital Stock

     In February 1999, we issued _________ shares of our common stock to Michael
N. Hering, our founder, President and Chief Executive Officer, in consideration for his continued service with us.

     In February 1999, we issued _______ shares of our common stock to Salvatore Esposito Jr., our founder, Executive Vice President and Chief Operational Officer and a member of the board of directors, in consideration for his continued service with us.

     In February 1999, we issued ______ shares of common stock to Don Freno, our founder and Executive Vice President, Operation, in consideration for his continued service with us.

     In 1999, we issued an aggregate of ______ shares of our common stock to Venture Marketing Group LLC in consideration for services rendered to the company during 1999.

     In March 2000 and April 2000, we issued an aggregate of _______ shares of our Series A convertible preferred stock to several accredited and institutional investors for an aggregate offering price of approximately $19.2 million.

     No underwriters were used in the foregoing transactions. All sales of securities described above were made in reliance upon the exemption from registration provided by Section 4(2) and/or 4(6) of the Securities Act and/or Regulation D promulgated thereunder for transaction by an issuer not involving a public offering.

     (B) Issuance of Warrants

     In        2000, we issued a warrant to purchase _____ shares of our common stock to a broker, at an exercise price of ______ per share, in connection with its role in a private placement.

     The issuance of the warrant described above was made in reliance upon the exemption from registration provided by Section 4(2) and/or 4(6) of the Securities Act and/or Regulation D promulgated thereunder for transaction by an issuer not involving a public offering.

     (C) Issuance of Options


     As of June 30, 2000, options to purchase a total of ______ shares of our common stock were granted to our employees and directors other than those listed below at an exercise price of ______ per share.


     In March 2000, we granted options to purchase an aggregate of ______ shares of our common stock to certain employees of Magical Holidays, Inc., at an exercise price of ______ per share, for their services rendered to us during 1999.



Each of the following options have an exercise price of ______ per share.


     In March 2000, we granted Mr. Leonard Schutzman, the Non-Executive Chairman of our board of directors, options to purchase ______ shares of our common stock.


     In March 2000, we granted Mr. Derek Reisfield, the Vice Chairman of our board of directors, options to purchase _________ shares of our common stock.


     In April 2000, we granted Mr. Gerald L. Rydberg, our Chief Technology Officer, options to purchase ______ shares of our common stock.


     In June 2000, we granted Mr. Mark Hirschhorn, our Vice President, Finance and Chief Financial Officer, options to purchase ______ shares of our common stock.


     In June 2000, we granted Mr. Don Freno, our Executive Vice President and Chief Accounting Officer, options to purchase ___ shares of our common stock.

     The issuance of the options described above was made in reliance upon the exemption from registration provided by section 4(2) and/or 4(6) and/or section 3(b) of the Securities Act and/or Rule 701 promulgated thereunder relating to transactions pursuant to compensatory benefits plans and contracts.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBIT


EXHIBIT
NUMBER       DESCRIPTION
------ ------------------------------------------------------------------------------------------------------------
 1.1*        Form of Underwriting Agreement
 3.1*        Amended and Restated Certificate of Incorporation of the Registrant
 3.2*        By-Laws of the Registrant
  4.1        Reference is hereby made to Exhibits 3.1 and 3.2
  4.2        Specimen Certificate for Registrant's Common Stock
 5.1*        Opinion of Proskauer Rose LLP
 10.1        2000 Omnibus Plan
 10.2        Employment Agreement between SkyAuction.com, Inc. and Michael N. Hering, dated as of January 1, 2000
 10.3        Employment Agreement between SkyAuction.com, Inc. and Salvatore Esposito, Jr., dated as of January 1,
             2000
 10.4        Employment Agreement between SkyAuction.com, Inc. and Mark Hirschhorn, dated June 16, 2000
 10.5        Employment Agreement between SkyAuction.com, Inc. and Don Freno, dated as of July 1, 2000
 10.6        Employment Agreement between SkyAuction.com, Inc. and Gerald L. Rydberg, dated as of April 1, 2000
 10.7        Agreement between SkyAuction.com, Inc. and Derek Reisfield, dated    April 1, 2000
 10.8        Stock Purchase Agreement among SkyAuction.com, Inc., Baring Latin America Private Equity Fund, L.P.,
             Baring Asia Private Equity Fund, L.P. and other investors listed therein, dated as of March 17, 2000
 10.9        Investors' Rights Agreement among SkyAuction.com, Inc., Baring Latin America Private Equity Fund,
             L.P., Baring Asia Private Equity Fund, L.P. and other investors listed therein, dated as of
             March, 2000
10.10        Stockholders' Agreement among SkyAuction.com, Inc. stockholders, dated as of March 30, 2000
10.11        Lease between SkyAuction.com, Inc. and Silk & Halpern Realty Associates, Inc., dated as of March 2000
10.12        Lease between SkyAuction.com, Inc. and Silk & Halpern Realty Associates, Inc., dated as of March 2000
10.13        Management Rights Agreement between SkyAuction.com, Inc. and Baring Asia Private Equity Fund, L.P.
10.14        Form of Joinder Agreement
10.15        Services Agreement between SkyAuction.com, Inc. and Magical Holidays, Inc. dated July 26, 2000
23.1*        Consent of Proskauer Rose LLP (included in Exhibit 5.1)
 23.3        Consent of Deloitte & Touche LLP
 24.1        Power of Attorney (see page II-5)
 27.1        Financial Data Schedule

------------------
* To be filed by amendment

     (B) Financial Statement Schedules:

     All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the combined financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) of
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON JULY 27, 2000.


                                          SKYAUCTION.COM, INC.


                                          By: /s/ MARK HIRSCHHORN
                                              ---------------------------------
                                              Mark Hirschhorn
                                              Vice President, Finance
                                              and Chief Financial Officer


                        SIGNATURES AND POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENT, that each director and officer whose signature appears below hereby constitutes and appoints Mark Hirschhorn, Michael
N. Hering, or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in any and all capacities any and all amendments, including post-effective amendments to a Registration Statement of Form S-1 and to file the same with all exhibits thereto and all other documents in connection therewith with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do all such other acts and things requisite or necessary to be done, and to execute all such other documents as they, or any of them may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause be done by virtue hereof.


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


               SIGNATURE                                       TITLE                                 DATE
----------------------------------------  ------------------------------------------------   ---------------------

         /s/ MICHAEL N. HERING            President, Chief Executive Officer and Director            July 27, 2000
----------------------------------------  (Principal Executive Officer)
           Michael N. Hering


     /s/ SALVATORE P. ESPOSITO, JR.       Executive Vice President, Chief Operating                  July 27, 2000
----------------------------------------  Officer and Director
       Salvatore P. Esposito, Jr.


          /s/ MARK HIRSCHHORN             Vice President, Chief Financial Officer                    July 27, 2000
----------------------------------------  (Principal Financial Officer and Principal
            Mark Hirschhorn               Accounting Officer)


         /s/ LEONARD SCHUTZMAN            Non-Executive Chairman                                     July 27, 2000
----------------------------------------
           Leonard Schutzman


         /s/ DEREK R. REISFIELD           Vice Chairman, Director                                    July 27, 2000
----------------------------------------
           Derek R. Reisfield

               SIGNATURE                                       TITLE                                 DATE
----------------------------------------  ------------------------------------------------   ---------------------

          /s/ THOMAS G. BAXTER                               Director                             July 27, 2000
----------------------------------------
            Thomas G. Baxter


          /s/ CIARA A. BURNHAM                               Director                             July 27, 2000
----------------------------------------
            Ciara A. Burnham


          /s/ MERLIN E. DEWING                               Director                             July 27, 2000
----------------------------------------
            Merlin E. Dewing


          /s/ VAREL D. FREEMAN                               Director                             July 27, 2000
----------------------------------------
            Varel D. Freeman


         /s/ MICHAEL H. JORDAN                               Director                             July 27, 2000
----------------------------------------
           Michael H. Jordan


        /s/ BRENT M. LONGNECKER                              Director                             July 27, 2000
----------------------------------------
          Brent M. Longnecker

                                 EXHIBIT INDEX


EXHIBIT
NUMBER       DESCRIPTION
------       ------------------------------------------------------------------------------------------------------
 1.1*        Form of Underwriting Agreement
 3.1*        Amended and Restated Certificate of Incorporation of the Registrant
 3.2*        By-Laws of the Registrant
  4.1        Reference is hereby made to Exhibits 3.1 and 3.2
  4.2        Specimen Certificate for Registrant's Common Stock
 5.1*        Opinion of Proskauer Rose LLP
 10.1        2000 Omnibus Plan
 10.2        Employment Agreement between SkyAuction.com, Inc. and Michael N. Hering, dated as of January 1, 2000
 10.3        Employment Agreement between SkyAuction.com, Inc. and Salvatore Esposito, Jr., dated as of January 1,
             2000
 10.4        Employment Agreement between SkyAuction.com, Inc. and Mark Hirschhorn, dated June 16, 2000
 10.5        Employment Agreement between SkyAuction.com, Inc. and Don Freno, dated as of July 1, 2000
 10.6        Employment Agreement between SkyAuction.com, Inc. and Gerald L. Rydberg, dated as of April 1, 2000
 10.7        Agreement between SkyAuction.com, Inc. and Derek Reisfield, dated April 1, 2000
 10.8        Stock Purchase Agreement among SkyAuction.com, Inc., Baring Latin America Private Equity Fund, L.P.,
             Baring Asia Private Equity Fund, L.P. and other investors listed therein, dated as of March 17, 2000
 10.9        Investors' Rights Agreement among SkyAuction.com, Inc., Baring Latin America Private Equity Fund,
             L.P., Baring Asia Private Equity Fund, L.P. and other investors listed therein, dated as of
             March, 2000
10.10        Stockholders' Agreement among SkyAuction.com, Inc. stockholders, dated as of March 30, 2000
10.11        Lease between SkyAuction.com, Inc. and Silk & Halpern Realty Associates, Inc., dated as of March 2000
10.12        Lease between SkyAuction.com, Inc. and Silk & Halpern Realty Associates, Inc., dated as of March 2000
10.13        Management Rights Agreement between SkyAuction.com, Inc. and Baring Asia Private Equity Fund, L.P.
10.14        Form of Joinder Agreement
10.15        Services Agreement between SkyAuction.com, Inc. and Magical Holidays, Inc. dated July 26, 2000
23.1*        Consent of Proskauer Rose LLP (included in Exhibit 5.1)
 23.3        Consent of Deloitte & Touche LLP
 24.1        Power of Attorney (see page II-5)
 27.1        Financial Data Schedule

------------------
* To be filed by amendment